The transactions pursuant to the Share Transfer described in this document involve securities of a Japanese company. The Share Transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the Share Transfer, such as in the open market or through privately negotiated purchases.

Note: This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

(Securities Code: 1883)

June 3, 2021

To Shareholders with Voting Rights:

Yasuhiko Imaizumi
President and Representative Director
MAEDA ROAD CONSTRUCTION CO., LTD.
1-11-3, Ohsaki, Shinagawa-ku, Tokyo

NOTICE OF

THE 96TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

First of all, we offer our deepest condolences to the deceased due to the COVID-19 pandemic, as well as extending our deepest respect and gratitude to healthcare professionals and other people devoting themselves to preventing the spread of the infection.

The 96th Annual General Meeting of Shareholders of MAEDA ROAD CONSTRUCTION CO., LTD. (the “Company”) will be held for the purposes as described below. We are sending the business overview and proposals for the meeting for your consideration.

After carefully considering the current infection status of COVID-19, we decided to hold this meeting, with every effort made to ensure the safety of our shareholders and to implement thorough preventive measures.

Same as in the last year, all our shareholders are encouraged to exercise your voting rights in advance in writing or via the Internet, etc. as much as possible instead of attending the General Meeting of Shareholders from the perspective of preventing the spread of the infection, regardless of your physical conditions.

Please review the attached Reference Documents for the General Meeting of Shareholders and exercise your voting rights by following the instructions as hereafter provided by 5:00 p.m. on Thursday, June 24, 2021, Japan time.

1.	Date and Time:	Friday, June 25, 2021 at 10:00 a.m. Japan time (Doors open at 9:00 a.m.)
2.	Place:

Conference room Crystal on the 24th floor of the Main Tower of Shinagawa Prince Hotel located at 4-10-30, Takanawa, Minato-ku, Tokyo, Japan

* Please refer to the Guide Map to the Venue of General Meeting of Shareholders at the end of the document (Japanese version only) for confirmation.

* In order to prevent the spread of the COVID-19 infection, we will be making spaces between seats, and the number of seats available will be limited. Therefore, you may be denied admission on the day of the meeting. We appreciate your kind understanding in this matter.

3.	Meeting Agenda:
	Matters to be reported:	1.	Business Report, Consolidated Financial Statements for the Company’s 96th Fiscal Year (April 1, 2020 - March 31, 2021) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements
		2.	Non-consolidated Financial Statements for the Company’s 96th Fiscal Year (April 1, 2020 - March 31, 2021)
Proposals to be resolved:
	Proposal 1:	Appropriation of Surplus
	Proposal 2:	Approval of Joint Share Transfer Plan with Maeda Corporation and Maeda Seisakusho Co., Ltd.
	Proposal 3:	Election of Ten (10) Directors

4.	Guidance for Exercise of Voting Rights, etc.
(1)	When exercising voting rights Please refer to the “Guidance for exercise of voting rights.”
(2)	For duplicated exercise of voting rights
In case your votes are duplicated in writing and via the Internet, etc., the votes on the Internet, etc. shall be deemed valid. In case you exercise your voting rights multiple times via the Internet, etc., the last vote cast shall be deemed valid.
(3)	In case of no indication for or against the proposals In case there is no indication for or against the proposals on the Voting Rights Exercise Form, the vote will be deemed as “for.”

5.	Use of the Electronic Voting System Platform (for institutional investors)
Institutional investors may electronically exercise voting rights through the Electronic Voting System Platform operated by ICJ, Inc. for this General Meeting of Shareholders.

6.	Inquiries

(1) Please contact the party below if you have any difficulties exercising voting rights using a personal computer, etc.
Dedicated line for Stock Transfer Agency Web Support, Sumitomo Mitsui Trust Bank, Limited

Tel: 0120-652-031 (Operating hours: 9:00 a.m. to 9:00 p.m., Japan time)

(2) For other inquiries, please contact the party below.

a. For shareholders with accounts at securities companies
If you are a shareholder with an account at a securities company, please contact your securities company.

b. For shareholders who do not have accounts with securities companies (registered with exclusive accounts)
Stock Transfer Agency Administrative Center, Sumitomo Mitsui Trust Bank, Limited
Tel: 0120-782-031 (9:00 a.m. to 5:00 p.m., Japan time, except for Saturdays, Sundays and public holidays)

Request to our shareholders

1.	When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.
2.	Pursuant to the laws and regulations, as well as the provisions in Article 16 of the Articles of Incorporation, Notes to the Consolidated Financial Statements and Notes to the Non-consolidated Financial Statements of the Company, and Financial Statements and relevant information for the last fiscal year of the wholly owned subsidiary companies other than the Company (MAEDA CORPORATION and MAEDA SEISAKUSHO CO., LTD.) resulting from the share transfer described in the Proposal No. 2 are posted on the Company’s website (https://ssl.maedaroad.co.jp), therefore, they are not attached to this convocation notice.
3.	Should the Appendix and the Reference Documents for the General Meeting of Shareholders require revisions, the revised versions will be posted on the Company’s website (https://ssl.maedaroad.co.jp).
4.	We may update the above measures depending on the situation of the spread of the disease and announcements made by the government until the day of the General Meeting of Shareholders. Please check the Company’s website (https://ssl.maedaroad.co.jp) for the information.
5.	Exercising your voting rights by Voting Rights Exercise Form will cause infection risk during the course of sending back the Form and counting the votes. Therefore, if you are exercising your voting rights in advance, we would like to ask you to do so via the Internet as much as possible.
6.	We will set alcohol hand sanitizer for you to use near the reception desk at the venue. If you are attending the meeting, we would like to request you to bring and wear a face mask.
7.	We will take your temperature near the venue. Shareholders that have a fever, seem to be in a poor physical condition, or came back to Japan from overseas within 14 days may be denied admission and asked to leave. Please notify the receptionist if you came back to Japan and that 14 days have not yet passed.
8.	Our operation staff will take their temperature, confirm their physical condition, and wear a face mask during the General Meeting of Shareholders.
9.	From the viewpoint of shortening the meeting in order to prevent the spread of the disease, detailed explanation on matters to be reported (including audit reports) and on the proposals will be omitted. We would like to ask you to read through the Notice in advance.

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1:    Appropriation of Surplus

The Company’s basic policy for returning profit is to put priority on maintaining stable dividend, while also taking into account the business performance and future business development.

Based on the above basic policy, the Company proposes the year-end dividend for the 96th fiscal year as follows:

(1)	Type of dividend property

Cash

(2)	Matters concerning the allotment of dividend property to shareholders and the total amount thereof

¥70 per share of common stock of the Company

Total amount: ¥5,769,345,750

(3)	Effective date of distribution of surplus

June 28, 2021

* In the 95th fiscal year, the Company paid special dividends of ¥650 per share separate from ordinary dividends, in accordance with the resolution of the Extraordinary General Meeting of Shareholders held on April 14, 2020.

Proposal No. 2:  Approval of Joint Share Transfer Plan with Maeda Corporation and Maeda Seisakusho Co., Ltd.

The Company, Maeda Corporation (“Maeda Corporation”), and Maeda Seisakusho Co., Ltd. (“Maeda Seisakusho”; and the Company, Maeda Corporation, and Maeda Seisakusho are collectively referred to as the “Three Companies”) have agreed to establish INFRONEER Holdings Inc. as the wholly owning parent company of the Three Companies (the “Holding Company”) and conduct a business integration (the “Business Integration”) by means of a joint share transfer (the “Share Transfer”) as of October 1, 2021, and pursuant to resolutions passed at the meetings of the boards of directors of the Three Companies held on May 14, 2021 the Three Companies have jointly prepared a share transfer plan regarding the Share Transfer (the “Share Transfer Plan”) dated as of May 14, 2021.

The Company would like approval for the Share Transfer Plan in order to carry out the Share Transfer.

The reasons for conducting the Share Transfer, an overview of the details of the Share Transfer Plan and other matters regarding this proposal are as follows.

1.	Reasons for Conducting the Share Transfer
(1)	Background to the Business Integration

Based on their current strong capital alliance, the Three Companies have leveraged their respective strengths as group companies and broadly grown various businesses such as construction business, civil engineering business, road paving business, manufacturing and sales business and infrastructure operation business.

Taking a wider view of the long-term business environment in Japan, it is predicted that the loss of tax revenues from a shrinking population and the increase in social security costs for an aging society will put a strain on national and local government budgets, leading to further degradation of social infrastructure, leaving few funds for investment even in maintaining existing infrastructure, let alone new construction. Considering that as the working-age population declines due to the low birth rate, the shortage of labor will become more severe, making digitalization inevitable, the construction industry will also be forced to change its values and even the very structure of the industry.

In such a business environment, with the goal of achieving continuous growth for the whole group, the group has set the goal of transforming into an “integrated infrastructure service company” over the medium to long term, and the Three Companies have agreed to (i) switch to a business model that will enable us to expand our business both upstream and downstream, and produce broad, stable, and continuous profits by engaging in a wide range of infrastructure fields, such as roads, water and sewerage, airports, ports, and MICE facilities, while leveraging our strengths to the maximum extent by remaining centered on the traditional core business of the Three Companies, which is construction contracting business such as design, construction, and manufacturing, and (ii) enhance the management base through cooperative promotion of digitalization strategies targeting productivity reforms, technical development, and personnel development, etc. In order to achieve this, it is important to unify the entire group, improve the liquidity and appropriate allocation of management resources, and speed up management decision making, which has led us to consider changing to a holding company structure.

(2)	Purpose of the Business Integration

As discussed above, with significant changes in the future business environment, we believe that in order to unify the whole group and achieve continuous growth, it is essential to maximize our synergies as a group, such as by further strengthening coordination among the Three Companies, creating a strong management base capable of responding to changes in the environment, and appropriately allocating management resources. We firmly believe that transitioning to a holding company structure through the Business Integration to execute a unified group strategy will serve to improve corporate value not only of the Three Companies, but of the group as a whole. We anticipate that the Business Integration will allow us to achieve the following synergies.

①	Improvement of group-wide earning capacity and creation of a new revenue base

By mutually sharing management resources (personnel, customer bases, networks in their active areas, all types of technology and knowhow, etc.) that the Three Companies have demonstrated as their strengths in their respective fields of expertise in the construction contracting businesses that they have built up in Japan and internationally – Maeda Corporation’s civil engineering and construction businesses, the Company’s road paving and manufacturing and sale businesses, and Maeda Seisakusho’s construction machinery-related business – and effectively leveraging them as the group’s management resources, we hope to expand the scope of construction contracting business activities and improve the earning capacity of each company.

As discussed above in (1), even as national and local government budgets are predicted to undergo further strain, the need to address aging infrastructure is also rapidly increasing, which will leave few funds for investment even in maintaining or renewing existing infrastructure, let alone new construction; in order to resolve this issue, new markets for public-private collaboration, including comprehensive public infrastructure management and PPP and concessions, are all but certain to see rapid growth. We believe that by combining the construction contracting technology and knowhow that the Three Companies have respectively developed in such markets and the Maeda Corporation’s concession business, etc. technology and knowhow, we can obtain a strong competitive edge, and anticipate strong revenues and the establishment of a stable, new revenue base.

②	Joint promotion of group-wide technical development, DX, and personnel development

As discussed above in (1), in light of the situation where changes in the business environment are being rapidly accelerated by the coronavirus pandemic, it is essential for the whole group to present a unified response, rather than each company responding by itself, in order to deal with the speed of these rapid changes, and we believe that now is the time to engage. We believe that, going forward, technical development with a sense of urgency, collection and centralized management of big data relating to construction contracting business and infrastructure management which will be future sources of new value, optimization and enhancement of group management through the development of digital tools, and enhancement of management resources such as the strength of our personnel which gives us a competitive edge, are essential elements in a growth strategy in this kind of environment. In addition to implementing such changes as a unified group rather than as independent initiatives by each company, we believe that collaborative business and alliances with diverse business partners is also important, and we believe that we can maximize the effect of such changes through cooperation in technical development and sharing of personnel development centers of each company.

2.	Overview of the Details of the Share Transfer Plan

The overview of the details is as stated in the Share Transfer Plan (Copy) below.

Share Transfer Plan (Copy)

Maeda Corporation (“Maeda Corporation”), Maeda Road Construction Co., Ltd. (“Maeda Road”), and Maeda Seisakusho Co., Ltd. (“Maeda Seisakusho”) have agreed to carry out a share transfer by means of joint share transfer, and have therefore prepared a share transfer plan as follows (this “Share Transfer Plan”).

Article 1             Share Transfer

Maeda Corporation, Maeda Road and Maeda Seisakusho will carry out a share transfer plan in accordance with the provisions of this Share Transfer Plan whereby the newly incorporated wholly owning parent company incorporated through a share transfer (“NewCo”) will be caused to acquire all of the issued shares of Maeda Corporation, Maeda Road and Maeda Seisakusho on NewCo Incorporation Date (defined in Article 6; same hereinafter) by means of a joint share transfer (the “Share Transfer”).

Article 2             Purpose, Trade Name, Location of Head Office, Total Number of Authorized Shares of NewCo and Other Matters Set Forth in the Articles of Incorporation

1.	The purpose, trade name, location of head office, and total number of authorized shares of NewCo are as follows:

(1)	Purpose

The purpose of NewCo shall be as set forth in Article 2 of the Articles of Incorporation.

(2)	Trade name

The trade name of NewCo shall be インフロニア・ホールディングス株式会社 in Japanese and INFRONEER Holdings Inc. in English.

(3)	Location of head office

NewCo’s head office shall be Chiyoda-ku, Tokyo

(4)	Total number of authorized shares

The total number of authorized shares of NewCo shall be 1,200,000,000 shares.

2．In addition to matters provided in Article 2.1, matters provided in NewCo’s Articles of Incorporation are as stated in the Exhibit Articles of Incorporation.

Article 3             NewCo’s Directors Upon Incorporation and Audit & Supervisory Board Members Upon Incorporation

1．NewCo’s Directors upon incorporation shall be as follows:

Soji Maeda

Kazunari Kibe

Hirotaka Nishikawa

Masaaki Shioiri

Keiichiro Hashimoto (Outside Director)

Seiichiro Yonekura (Outside Director)

Koichi Moriya (Outside Director)

Rie Murayama (Outside Director)

Atsushi Takagi (Outside Director)

2．NewCo’s Financial Auditor is as follows:

Ernst & Young ShinNihon LLC

Article 4             Shares to be Delivered in the Share Transfer and the Allotment Thereof

1．The numbers of common shares of NewCo that NewCo will deliver to shareholders of Maeda Corporation, Maeda Road and Maeda Seisakusho at the time immediately before the point in time that it acquires all of the issued shares of Maeda Corporation, Maeda Road and Maeda Seisakusho in the Share Transfer (the “Base Time”) in exchange for the common shares of Maeda Corporation, Maeda Road and Maeda Seisakusho are as follows:

(1)	The number of common shares that Maeda Corporation has issued as of the Base Time multiplied by 1;
(2)	The number of common shares that Maeda Road has issued as of the Base Time multiplied by 2.28; and
(3)	The number of common shares that Maeda Seisakusho has issued as of the Base Time multiplied by 0.58．

2.	NewCo will allot common shares of NewCo delivered pursuant to the provisions of Article 4.1 to the shareholders of Maeda Corporation, Maeda Road and Maeda Seisakusho in the following ratios:
(1)	Ratio of 1 common share of NewCo for each common share of Maeda Corporation held by shareholders of Maeda Corporation;
(2)	Ratio of 2.28 common shares of NewCo for each common share of Maeda Road held by shareholders of Maeda Road; and
(3)	Ratio of 0.58 common shares of NewCo for each common share of Maeda Seisakusho held by shareholders of Maeda Seisakusho.

3．If a fraction of a whole share arises in the calculations in Articles 4.1 and 4.2, it will be processed pursuant to the provisions of Article 234 of the Companies Act and other related laws and regulations.

Article 5             Amounts of NewCo’s Capital and Reserves

The amounts of capital and reserves of NewCo on the NewCo Incorporation Date are as follows:

(1)	Amount of capital

20,000,000,000 yen

(2)	Amount of capital reserves

5,000,000,000 yen

(3)	Retained earnings reserves

0 yen

Article 6             The NewCo Incorporation Date

The date on which establishment of NewCo is to be registered (the “NewCo Incorporation Date”) shall be October 1, 2021; provided, however, that this may be changed pursuant to agreement, upon discussion among Maeda Corporation, Maeda Road and Maeda Seisakusho when necessary due to progress of the procedures for the Share Transfer or any other necessary reason.

Article 7             General Meetings of Shareholders to Approve the Share Transfer

1．Maeda Corporation will seek adoption of a resolution approving this Share Transfer Plan and regarding other matters necessary for the Share Transfer at its ordinary general meeting of shareholders to be held on June 23, 2021.

2．Maeda Road will seek adoption of a resolution approving this Share Transfer Plan and regarding other matters necessary for the Share Transfer at its ordinary general meeting of shareholders to be held on June 25, 2021.

3．Maeda Seisakusho will seek adoption of a resolution approving this Share Transfer Plan and regarding other matters necessary for the Share Transfer at its ordinary general meeting of shareholders to be held on June 22, 2021.

4．Notwithstanding the provisions of Articles 7.1, 7.2 and 7.3, the dates of the general meetings of shareholders seeking resolutions approving this Share Transfer Plan and regarding other matters necessary for the Share Transfer provided in Articles 7.1, 7.2 and 7.3 may be changed pursuant to agreement, upon discussion among Maeda Corporation, Maeda Road, and Maeda Seisakusho, when necessary due to progress of the procedures for the Share Transfer or any other necessary reason.

Article 8             Dividends of Surplus

1．Maeda Corporation may pay a dividend of surplus of up to 38 yen per share to shareholders of common shares and registered pledgees of shares stated or recorded in the last shareholder register as of March 31, 2021.

2．Maeda Road may pay a dividend of surplus of up to 70 yen per share to shareholders of common shares and registered pledgees of shares stated or recorded in the last shareholder register as of March 31, 2021.

3．Maeda Seisakusho may pay a dividend of surplus of up to 10 yen per share to shareholders of common shares and registered pledgees of shares stated or recorded in the last shareholder register as of March 31, 2021.

4．Except for in the cases provided in Articles 8.1, 8.2 and 8.3, Maeda Corporation, Maeda Road and Maeda Seisakusho shall not pass a resolution to pay a dividend of surplus during the period after the preparation of this Share Transfer Plan until the NewCo Incorporation Date, except for where agreed, upon discussion among Maeda Corporation, Maeda Road and Maeda Seisakusho.

Article 9             Listing and Shareholder Register Administrator

1．On the NewCo Incorporation Date, NewCo plans to list its issued common shares on the First Section of Tokyo Stock Exchange, Inc., and upon discussion among Maeda Corporation, Maeda Road and Maeda Seisakusho, Maeda Corporation, Maeda Road and Maeda Seisakusho shall mutually cooperate as much as possible and carry out the procedures necessary for such listing.

2．The shareholder register administrator upon incorporation of NewCo shall be Mizuho Trust & Banking Co., Ltd.

Article 10             Cancellation of Treasury Shares

To the extent practically possible, as of the Base Time, Maeda Corporation, Maeda Road and Maeda Seisakusho will cancel all treasury shares (including treasury shares acquired through the purchase of shares in relation to the exercise of dissenting shareholders’ share purchase demand provided in Article 806(1) of the Companies Act during the Share Transfer) that they hold as of the Base Time, pursuant to resolutions of meetings of their respective boards of directors held no later than the day preceding the NewCo Incorporation Date.

Article 11             Management, etc. of Company Property

During the period after the preparation of the Share Transfer Plan until the NewCo Incorporation Date, Maeda Corporation, Maeda Road and Maeda Seisakusho shall respectively themselves, and cause their subsidiaries to, execute their business and manage and operate their property with the due care of a prudent manager. Except for where expressly provided in this Share Transfer Plan, during the period after the preparation of the Share Transfer Plan until the NewCo Incorporation Date, Maeda Corporation, Maeda Road and Maeda Seisakusho shall only respectively carry out, or cause the performance of, any act that could have a material adverse effect on the property, or rights and obligations, of themselves or their subsidiaries, after obtaining the consent of all other parties upon discussion in advance among Maeda Corporation, Maeda Road, and Maeda Seisakusho.

Article 12             Effect of this Share Transfer Plan

This Share Transfer Plan will lose effect if (i) a resolution approving this Share Transfer Plan or regarding matters necessary for the Share Transfer cannot be obtained at any of the general meetings of shareholders of Maeda Corporation, Maeda Road and Maeda Seisakusho provided in Article 7, (ii) the approval, etc. of the relevant authorities, etc. stipulated by laws and regulations necessary for the Share Transfer cannot be obtained by the NewCo Incorporation Date, or (iii) the Share Transfer is suspended pursuant to Article 13.

Article 13             Amendment of Share Transfer Terms and Suspension of the Share Transfer

If any of the following events applies during the period after preparation of this Share Transfer Plan until the NewCo Incorporation Date, the terms of the Share Transfer and other details of this Share Transfer Plan may be amended, or the Share Transfer may be suspended by agreement, upon discussion among Maeda Corporation, Maeda Road and Maeda Seisakusho:

(1)	If it has been determined that there has been an event that has caused a material change or effect on the business, finances or management of Maeda Corporation, Maeda Road or Maeda Seisakusho, or their subsidiary;
(2)	If it has been determined that circumstances that significantly impede the execution of the Share Transfer has occur or has been known to occur; or
(3)	Any other case where it has become significantly difficult to achieve the objective of this Share Transfer Plan.

Article 14             Matters for Discussion

In addition to matters provided in this Share Transfer Plan, matters not provided herein and any other matters necessary for the Share Transfer will be determined through agreement, upon discussion among Maeda Corporation, Maeda Road and Maeda Seisakusho, in accordance with the intent of this Share Transfer Plan.

End

IN WITNESS WHEREOF, Maeda Corporation, Maeda Road and Maeda Seisakusho have caused this Share Transfer Plan to be prepared in triplicate by affixing their names and seals hereto and each has retained one original copy hereof.

May 14, 2021

Maeda Corporation:      Soji Maeda, President and Representative Director

MAEDA CORPORATION

2-10-2 Fujimi, Chiyoda-ku, Tokyo

Maeda Road:       Yasuhiko Imaizumi, President and Representative Director

MAEDA ROAD CONSTRUCTION CO., LTD.

1-11-3 Osaki, Shinagawa-ku, Tokyo

Maeda Seisakusho:       Masaaki Shioiri, President & Representative Director

MAEDA SEISAKUSHO CO., LTD.

1095 Onbegawa, Shinonoi, Nagano-shi, Nagano

Exhibit

INFRONEER Holdings Inc.           Articles of Incorporation

Chapter 1 General Provisions

Article 1      Trade Name

The trade name of the Company shall be インフロニア・ホールディングス株式会社 in Japanese and INFRONEER Holdings Inc. in English.

Article 2      Purpose

1.	The purpose of the Company shall be to engage in the following businesses and to manage the business activities of companies engaged in the following businesses by holding shares or equity in such companies:
(1)	Contracting, planning, surveying, design, construction work, supervision and consulting for civil engineering construction and other construction in general, as well as the production and sale of various materials for civil engineering construction;
(2)	Design, manufacture, sale, lease, repair, export and import, and installation work contracting for construction machinery, vehicles, industrial machinery, agriculture, forestry and fishery machinery, all other types of machinery and equipment, all types of steel products and the respective parts therefor;
(3)	Real estate sale, lease, agency, management and appraisal;
(4)	Design, supervision, construction work and sale of homes;
(5)	Regional development, urban development, ocean development, resource development, energy development, space development, environmental improvement, business and contracting relating to emissions trading, planning, design, supervision, construction work, management and consulting relating thereto;
(6)	Planning, design, construction work, supervision, ownership, assignment, maintenance, management, and operation of roads, railroads, ports, airports, river facilities, water supply, sewerage, government buildings, waste treatment facilities, parking lots, other public facilities, and facilities, etc. equivalent thereto;
(7)	Ownership, operation, consulting and leasing of accommodation facilities such as hotels and inns, sports facilities such as golf courses, tennis courts and stadiums, recreational facilities such as amusement centers, amusement parks, zoos and botanical gardens, medical facilities, educational facilities and restaurants, as well as the purchase and sale of golf club memberships and sports club memberships;
(8)	Data processing using computers, as well as software development and sale;
(9)	Business relating to the lending of money;
(10)	Software planning and development for, acquisition, lease, and sale of intangible property rights such as industrial property rights, knowhow, and copyrights;

(11)	Development, design, production, repair, lease and sale of all types of kneading devices and systems and software related thereto;
(12)	Mining, extraction, manufacture and sale of minerals, gravel, sand, soil, stones and other types of building materials;
(13)	Production, processing and sale of agricultural products, forestry products, livestock products, and marine products, development and operation of related facilities, as well as acquisition, development, licensing and sale of related technologies;
(14)	Business relating to environmental protection such as removal of environmental pollutants, soil decontamination, water decontamination of rivers, lakes and harbors, and collection, transportation, treatment, disposal and reuse of waste matter and construction biproducts, as well as investigation, planning, supervision, construction work, management and consulting relating thereto;
(15)	Business relating to power generation and energy supply such as electricity and heat, as well as facility management, operation and lease relating thereto;
(16)	Investment in sales-related business;
(17)	Design, manufacture, sale, lease, repair, export and import of all types of steel products and non-ferrous metal products;
(18)	Design, construction work, management and contracting of all types of plants and other construction;
(19)	Sale, lease, export and import of all types of construction and other industrial materials and equipment;
(20)	Sale of automobiles, motorized bicycles, bicycles and the components and accessories therefor, as well as the sale, lease, repair, export and import of related equipment and parts;
(21)	Sale, export and import of sports goods, musical instruments, clothing, and residential facilities and equipment;
(22)	Damage insurance agency business;
(23)	Lease, sale and manufacture of nursing goods and nursing equipment;
(24)	Worker dispatch business;
(25)	Manufacture and sale of metal powder materials, etc.
(26)	Holding, investment, management, purchase and sale of financial products such as securities and other investment business; and
(27)	All business whatsoever ancillary or related to each of the preceding subparagraphs.
2.	The Company may carry out the businesses provided in each of the subparagraphs of Article 2.1, as well as the following businesses and all business whatsoever ancillary or related thereto:
(1)	Management planning, general affairs, personnel and finance-related business, as well as other business deemed necessary for group companies, etc.; and
(2)	Work related to collection and distribution of funds, loan business and business investing surplus funds for group companies, etc.

Article 3      Location of Head Office

The Company’s head office will be located in Chiyoda-ku, Tokyo.

Article 4      Corporate Organs

As a company with a nominating committee, etc., the Company will have general meetings of shareholders, Directors and the following corporate organs:

(1)	Board of Directors;
(2)	Nominating Committee, Audit & Supervisory Board, and Compensation Committee (“Nominating Committee, etc.”);
(3)	Executive Officers; and

(4)     Financial Auditor.

Article 5      Method of Public Notice

The Company’s method of public notice shall be electronic public notices; provided, however, that in the event that an electronic public notice cannot be issued due to an accident or other unavoidable circumstances, notices will be published in the Nihon Keizai Shimbun.

Chapter 2 Shares

Article 6      Total Number of Authorized Shares

The total number of authorized shares of the Company shall be 1,200,000,000 shares.

Article 7      Acquisition of Treasury Shares

Pursuant to the provisions of Article 165(2) of the Companies Act, the Company may acquire treasury shares pursuant to a resolution of the Board of Directors.

Article 8      Number of Shares Constituting One Unit

The number of shares constituting one unit of the Company shall be 100 shares.

Article 9      Rights Regarding Shares of Less than One Unit

Shareholders of the Company may not exercise rights other than the following rights with respect to shares of less than one unit held thereby:

(1)	The rights set forth in each item of Article 189(2) of the Companies Act;
(2)	The right to make a demand pursuant to the provisions of Article 166(1) of the Companies Act;
(3)	The right to receive allotment of shares for subscription and allotment of share options for subscription in proportion to the number of shares held by shareholders; and

(4)	The right to make a demand pursuant to the provisions of Article 10.

Article 10     Demand for Sale of Shares of Less than One Unit

Pursuant to the provisions of the share handling rules, shareholders of the Company may demand that the Company sell them shares in a number such that when added to the shares less than one unit held thereby they will constitute one unit.

Article 11     Share Handling Rules

The handling and fees in relation to the Company’s shares shall be in accordance with the provisions of laws and regulations, or these Articles of Incorporation, as well as the share handling rules set forth by the Board of Directors.

Article 12     Shareholder Register Administrator

1.	The Company will have a shareholder register administrator.
2.	The shareholder register administrator and the location where it handles administrative work will be determined by resolution of the Board of Directors or the Executive Officer appointed therewith by resolution of the Board of Directors, and public notice will be provided.
3.	The preparation of the shareholder register and the share option register, as well as the keeping and other administration relating to the shareholder register and share option register, will be delegated to the shareholder register administrator and will not be handled by the Company

Chapter 3 General Meetings of Shareholders

Article 13     Convocation

The Company’s ordinary general meeting of shareholders will be convened in June each year and extraordinary general meetings of shareholders will be convened as necessary.

Article 14     Record Date for the Ordinary General Meeting of Shareholders

The record date for voting rights at the ordinary general meeting of shareholders of the Company will be March 31 each year.

Article 15     Convenor

1.	General meetings of shareholders will be convened by the Director determined in advance by the Board of Directors.
2.	If the Director provided in Article 15.1 has an accident, general meetings of shareholders will be convened by another Director in accordance with the order determined in advance by the Board of Directors.

Article 16   Chair

1.	General meetings of shareholders will be chaired by the Director or Executive Officer determined in advance by the Board of Directors.
2.	If the Executive Officer or Director provided in Article 16.1 has an accident, general meetings of shareholders will be chaired by another Director or Executive Officer in the order determined in advance by the Board of Directors.

Article 17  Online Disclosure of Reference Documents for General Meetings of Shareholders, etc. and Deemed Provision

When convening general meetings of shareholders, the Company may deem information regarding matters to be stated or shown in reference documents for general meetings of shareholders, business reports, financial statements, and consolidated financial statements to have been provided to shareholders by disclosing such information on the Internet in accordance with the provisions of orders of the Ministry of Justice.

Article 18   Proxy Voting

1.	Shareholders may exercise voting rights acting as the proxy of one other shareholder who holds voting rights for the Company.
2.	A shareholder or proxy provided in Article 18.1 must submit a document evidencing the right of proxy for each general meeting of shareholders.

Article 19   Method of Resolutions

1.	Except for where otherwise provided by laws and regulations, or these Articles of Incorporation, resolutions of general meetings of shareholders shall be adopted by a majority of votes of attending shareholders who can exercise the right to vote.
2.	Resolutions provided in Article 309(2) of the Companies Act shall be adopted by a 2/3 majority of votes of attending shareholders at a meeting attended by shareholders holding at least 1/3 of the voting rights of shareholders who can exercise the right to vote.

Article 20   Minutes

Minutes of general meetings of shareholders will be prepared in writing or as an electromagnetic record in accordance with the provisions of laws and regulations.

Chapter 4 Directors and Board of Directors

Article 21 Number of Directors

The Company shall have no more than 20 Directors.

Article 22 Method of Appointment

1.	Directors will be appointed by resolution of the general meeting of shareholders.
2.	Resolutions for the appointment of Directors shall be adopted by a majority of votes at a meeting attended by shareholders holding at least 1/3 of voting rights of shareholders who can exercise the right to vote.
3.	Resolutions for the appointment of Directors shall not be by cumulative voting.

Article 23 Term of Office

The term of office of Directors shall be until the conclusion of the last ordinary general meeting of shareholders for the business year ending within one year after their appointment.

Article 24 Authority of the Board of Directors

1.	The Board of Directors will determine the business of the Company and supervise the execution of duties of Directors and Executive Officers.
2.	Except for where otherwise provided by laws and regulations, the Board of Directors may by a resolution thereof delegate the execution of business of the Company to Executive Officers.

Article 25 Directors with Special Titles

The Board of Directors may elect a Director & Chairperson and a Director & Deputy Chairperson by adoption of a resolution thereof.

Article 26 Convenor and Chair of Meetings of the Board of Directors

1.	Except for where otherwise provided by laws and regulations, meetings of the Board of Directors shall be convened and chaired by the Director determined in advance by the Board of Directors.
2.	If the Director provided in Article 26.1 has an accident, meetings of the Board of Directors will be convened and chaired by another Director in accordance with the order determined in advance by the Board of Directors.

Article 27 Convocation Notices for Meetings of the Board of Directors

1.	Convocation notices for meetings of the Board of Directors will be issued to Directors no later than three days prior to the meeting date; provided, however, that this period may be shortened when necessary in an emergency.
2.	Meetings of the Board of Directors may be held without the convocation procedures with the unanimous consent of Directors.

Article 28 Omission of Resolution of the Board of Directors

When the requirements pursuant to Article of 370 of the Companies Act have been satisfied, the Company may deem a resolution of the Board of Directors to have been adopted.

Article 29 Resolution Method of the Board of Directors

Resolutions of the Board of Directors will be adopted with a majority vote of Directors at a meeting attended by the majority of Directors who can vote on the resolution.

Article 30 Minutes of the Board of Directors

Minutes of the Board of Directors will be prepared in writing or by electromagnetic record, in accordance with the provisions of laws and regulations, and be signed, affixed with names and seals, or electronically signed by the attending Directors.

Article 31 Rules of the Board of Directors

Matters regarding the Board of Directors will be in accordance with laws and regulations, or these Articles of Incorporation, as well as the rules of the Board of Directors set forth by the Board of Directors.

Article 32 Directors’ Exemption from Liability

1.	Pursuant to the provisions of Article 426(1) of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Directors (including former Directors) from liability for compensation of damage for neglect of duties to the extent permitted by laws and regulations.
2.	Pursuant to the provisions of Article 427(1) of the Companies Ac, the Company may enter into agreements with Directors (excluding those who are executive directors, etc.) limiting their liability for compensation of damage under Article 423(1) of the Companies Act.

Chapter 5 Nominating Committee, etc.

Article 33 Appointment of Members of the Nominating Committee, etc.

1.	Members of the Nominating Committee, etc. will be appointed from among the Directors by resolution of the Board of Directors.
2.	The chairperson of the Nominating Committee, etc. will be appointed from among the Directors who are members by resolution of the Board of Directors.

Article 34 Rules of the Nominating Committee, etc.

Matters regarding the Nominating Committee, etc. will be in accordance with laws and regulations, these Articles of Incorporation, or as determined by the Board of Directors, as well as rules for each committee, etc. in the Nominating Committee, etc. set forth by the Board of Directors.

Chapter 6 Executive Officers

Article 35 Number of Executive Officers

The Company shall have no more than 30 Executive Officers.

Article 36 Appointment of Executive Officers

1.	Executive Officers will be appointed by resolution of the Board of Directors.
2.	The Representative Executive Officer will be appointed from among the Executive Officers by resolution of the Board of Directors.

Article 37 Term of Office of Executive Officers

The term of office of Executive Officers shall be until the conclusion of the last ordinary general meeting of shareholders for the business year ending within one year after their appointment.

Article 38 Representative Executive Officer and Executive Officers with Special Titles

1.	The Board of Directors will appoint a Representative Executive Officer by resolution thereof.
2.	The Board of Directors may appoint an Executive Officer & President, and several Executive Officer & Vice Presidents, Senior Managing Executive Officers and Managing Executive Officers.

Article 39 Executive Officers’ Exemption from Liability

Pursuant to the provisions of Article 426(1) of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Executive Officers (including former Executive Officers) from liability for compensation of damage for neglecting their duties to the extent permitted by laws and regulations.

Chapter 7 Financial Auditor

Article 40 Appointment of Financial Auditor

The Financial Auditor will be appointed by resolution of a general meeting of shareholders.

Article 41 Term of Office of Financial Auditor

1.	The term of office of the Financial Auditor shall be until the conclusion of the last ordinary general meeting of shareholders for the business year ending within one year after its appointment.
2.	The Financial Auditor shall be reappointed at the general meeting of shareholders provided in Article 41.1 if such ordinary general meeting of shareholders does not adopt a resolution otherwise.

Chapter 8 Accounting

Article 42 Business Year

The business year of the Company shall be from April 1 each year until March 31 of the following year.

Article 43 Corporate Organ Determining Dividends of Surplus, etc.

Except for where otherwise provided by laws and regulations, matters set forth in each item of Article 459(1) of the Companies Act will be determined by resolution of the Board of Directors.

Article 44 Record Date for Dividends of Surplus

The record date for the year-end dividend of the Company shall be March 31 each year.

Article 45 Interim Dividend

The Company may pay an interim dividend to shareholders or registered pledgees of shares stated or recorded in the last shareholder register as of September 30 each year, by resolution of the Board of Directors.

Article 46 Dividend Period of Exclusion

If the dividend property is cash, the Company will be released from its payment obligation if it is not received after the elapse of three full years after payment commences. Interest shall not accrue on unpaid dividend property.

Supplementary Provisions

Article 1      First Business Year

Notwithstanding the provisions of Article 42, the first business year of the Company shall be from the incorporation date until March 31, 2022.

Article 2      Deletion of Supplementary Provisions

These supplementary provisions shall be deleted upon the conclusion of the first ordinary general meeting of shareholders of the Company.

End

3.	Matters Regarding Appropriateness of Matters Provided in Article 773(1)(v) and (vi) of the Companies Act
(1)	Matters Regarding the Total Share Transfer Consideration and Appropriateness of Allotment

The Three Companies have set the allotment ratio (the “Share Transfer Ratio”) of common stock of the Holding Company to be allotted and delivered to the respective shareholders of the Three Companies upon the establishment of the Holding Company through the Share Transfer as follows, and have determined it to be appropriate.

①	Details of Allotment in the Share Transfer (Share Transfer Ratio)
	Maeda Corporation	The Company	Maeda Seisakusho
Share Transfer Ratio	1.00	2.28	0.58

(Note 1) Particulars of share allotment in the Share Transfer

It is planned that one share of common stock of the Holding Company will be allotted and delivered for each share of common stock of Maeda Corporation, 2.28 shares of common stock of the Holding Company will be allotted and delivered for each share of common stock of the Company, and 0.58 shares of common stock of the Holding Company will be allotted and delivered for each share of common stock of Maeda Seisakusho respectively. Please note that if the number of shares of the Holding Company that must be delivered to a shareholder of the Three Companies is less than one whole share, such shareholder will be paid an amount corresponding to such fraction of a share that is less than one whole share, in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations. However, the above Share Transfer Ratio may be changed upon discussion by the Three Companies if there is a material change in the various conditions on which calculations are based.

(Note 2) The number of shares constituting one share unit of the Holding Company will be 100 shares of stock.

(Note 3) Number of new shares to be delivered by the Holding Company (planned)

391,584,459 shares of common stock

The above was calculated based on Maeda Corporation’s total number of issued shares of 194,608,482 (as of March 31, 2021), the Company’s total number of issued shares of 89,159,453 (as of March 31, 2021), and Maeda Seisakusho’s total number of issued shares of 16,100,000 (as of March 31, 2021). Furthermore, because the Three Companies respectively plan to cancel their treasury shares that they currently hold or plan to newly acquire in future, to the extent that cancellation is practically possible, before the Share Transfer takes effect, the Three Companies are not planned to be allotted shares of the Holding Company for the treasury shares they respectively held as of March 31, 2021 (Maeda Corporation: 146,223 shares; the Company: 6,740,228 shares; and Maeda Seisakusho: 226,953 shares). However, because the number of treasury shares that will actually be cancelled before the effective date of the Share Transfer has not currently been determined, there may changes in the above number of new shares issued by the Holding Company.

(Note 4) Handling of shares less than one unit

All shareholders of the Three Companies who are allotted shares of the Holding Company in a number less than one unit (100 shares) in the Share Transfer (“Shares Less than One Unit”) will be unable to sell Shares Less than One Unit held thereby on Tokyo Stock Exchange, Inc. (the “TSE”) or other financial instruments exchanges. All shareholders who come to hold such Shares Less than One Unit will be able to demand that the Holding Company purchase the Shares Less than One Unit held thereby, pursuant to Article 192(1) of the Companies Act.

Additionally, we plan to set forth provisions in the articles of incorporation of the Holding Company to the effect that shareholders may demand that the Holding Company sell them shares in a number such that when added to the Shares Less than One Unit held thereby they will constitute one unit. Therefore, pursuant to such provisions of the articles of incorporation and the provisions of Article 194(1) of the Companies Act, it will be possible for shareholders to demand that the Holding Company sell them shares in a number such that, when added to the Shares Less than One Unit held thereby, they will constitute one unit.

②	Basis, etc. of the Details of the Allotment in the Share Transfer
A.	Basis of Valuation

To ensure fairness when calculating the Share Transfer Ratio used in the Share Transfer, Maeda Corporation, the Company and Maeda Seisakusho respectively appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”), SMBC Nikko Securities Inc. (“SMBC Nikko”), and Yamada Consulting Group Co., Ltd. (“Yamada Consulting”) to act as third-party valuation institutions, requested them to respectively carry out valuations, and received share transfer ratio valuation reports.

With respect to the Three Companies respectively, Daiwa Securities calculated the Share Transfer Ratio using a market price analysis and discounted cashflow analysis (“DCF Analysis”). The results of valuations using each of these methodologies are as stated below. Please note that the following calculated ranges of the Share Transfer Ratio state the valuation range of the number of shares of common stock of the Holding Company allotted for one share of common stock of the Company and for one share of common stock of Maeda Seisakusho respectively if one share of common stock of the Holding Company is allotted for each share of common stock of the Maeda Corporation.

	Method	The Company	Maeda Seisakusho
(1)	Market price analysis	1.97~2.16	0.51~0.54
(2)	DCF Analysis	1.07~2.58	0.37~1.01

For the market price analysis, February 22, 2021 was used as the base date, and the simple average closing prices over the one-month period before the base date, the three-month period before the base date, and the six-month period before the base date were used.

When calculating the Share Transfer Ratio, Daiwa Securities in principle used information disclosed by each company and information, etc. generally publicly available, assumed that the respective materials and information, etc. used were all accurate and complete, and has not conducted independent verification of the accuracy and completeness thereof. Daiwa Securities has not independently evaluated, appraised, or assessed the assets or liabilities (including off-balance sheet assets and liabilities, and other contingent liabilities) of each company and their related companies, and has not retained a third-party institution to conduct evaluation, appraisal, or assessment. Daiwa Securities has assumed that the financial outlooks (including profit plans and other information) have been reasonably prepared by the management of each company based on the best forecasts available at the time such information was provided.

With respect to the Three Companies respectively, SMBC Nikko calculated the Share Transfer Ratio using a market price analysis because they are listed on financial instruments exchanges and have a market price, using a comparable listed company analysis because there are listed companies comparable to the Three Companies and analogical inference of the share price is possible by this approach, and DCF Analysis in order to evaluate the intrinsic value based on the Three Companies’ future business activities. The results of calculations using each of these methodologies are as stated below. Please note that the following calculated ranges of the Share Transfer Ratio state the valuation range of the number of shares of common stock of the Holding Company allotted for one share of common stock of the Company and for one share of common stock of Maeda Seisakusho respectively if one share of common stock of the Holding Company is allotted for each share of common stock of the Maeda Corporation.

	Method	The Company	Maeda Seisakusho
(1)	Market price analysis	1.97～2.16	0.51～0.54
(2)	Comparable listed company analysis	1.61～2.95	0.22～0.44
(3)	DCF Analysis	1.36～2.47	0.19～0.63

For the market price analysis, February 22, 2021 was used as the base date for the Maeda Corporation and the Company, and the simple average closing prices on the First Section of the TSE over the one-month period before the base date, the three-month period before the base date, and the six-month period before the base date were used. Further, for Maeda Seisakusho, February 22, 2021 was used as the base date, and the simple average closing prices on the JASDAQ Market of the TSE over the one-month period before the base date, the three-month period before the base date, and the six-month period before the base date were used. The above share transfer ratio ranges are were calculated based on the results of these respective valuations.

When calculating the Share Transfer Ratio, SMBC Nikko in principle used information disclosed by the Three Companies and information, etc. generally publicly available, assumed that the respective materials and information, etc. used were all accurate and complete, and has not conducted independent verification of the accuracy and completeness thereof. SMBC Nikko has not independently evaluated, appraised, or assessed the assets or liabilities (including off-balance sheet assets and liabilities, and other contingent liabilities) of each company and their related companies, and has not retained a third-party institution to conduct evaluation, appraisal, or assessment. SMBC Nikko has assumed that the financial outlooks (including profit plans and other information) have been reasonably prepared by the management of each company based on the best forecasts available at the time such information was provided.

Yamada Consulting calculated the Share Transfer Ratio using a market price analysis and DCF Analysis with respect to each of the Three Companies. The results of valuations using such methodologies are as follows. Please note that the following calculated ranges of the Share Transfer Ratio state the valuation range of the number of shares of common stock of the Holding Company allotted for one share of common stock of the Company and for one share of common stock of Maeda Seisakusho respectively if one share of common stock of the Holding Company is allotted for each share of common stock of the Maeda Corporation.

	Method	The Company	Maeda Seisakusho
(1)	Market price analysis	1.79~2.37	0.46~0.59
(2)	DCF Analysis	1.39~2.30	0.32~0.60

For the market price analysis, February 22, 2021 was used as the base date, and the simple average closing prices over each of the one-month period before the base date, the three-month period before the base date, and the six-month period before the base date were used.

When calculating the Share Transfer Ratio, Yamada Consulting in principle used information disclosed by each company and information, etc. generally publicly available, assumed that the respective materials and information, etc. used were all accurate and complete, and has not conducted independent verification of the accuracy and completeness thereof. Yamada Consulting has not independently evaluated, appraised, or assessed the assets or liabilities (including off-balance sheet assets and liabilities, and other contingent liabilities) of each company and their related companies, and has not retained a third-party institution to conduct evaluation, appraisal, or assessment. Yamada Consulting has assumed that the financial outlooks (including profit plans and other information) have been reasonably prepared by the management of each company based on the best forecasts available at the time of such submission.

Daiwa Securities, SMBC Nikko, and Yamada Consulting have respectively received from Maeda Corporation, the Company and Maeda Seisakusho the future financial outlooks of each of the Three Companies, and have used these as the basis of their DCF Analysis. The future profit plans prepared for each of the Three Companies, which form the basis of calculations used in the DCF Analysis performed by Daiwa Securities, SMBC Nikko, and Yamada Consulting, the future profit plans do not assume the implementation of the Share Transfer and are based on the organizational structure as of the date of the valuation reports. Additionally, the future profit plans of Maeda Corporation and the Company do not anticipate large increases and decreases in profits, however, Maeda Seisakusho’s future profit plan contains a business year with large year-on-year profit increase. Specifically, a rebound from the deterioration in the results of operations due to the impact of the novel coronavirus pandemic in the fiscal year ending March 31, 2021 is expected to result in a major increase in operating profits in the fiscal year ending March 31, 2022.

B.	Background to Valuation

As discussed above, Maeda Corporation, the Company, and Maeda Seisakusho respectively retained Daiwa Securities, SMBC Nikko, and Yamada Consulting to calculate the Share Transfer Ratios used for the Share Transfer, the Three Companies have respectively carefully examined, negotiated, and discussed repeatedly the Share Transfer Ratios, referring to the results of valuations by such third-party valuation institutions and comprehensively taking into account factors including the finances, assets, future outlooks, and market price levels of each company. Consequently, the Three Companies have concluded that ultimately the Share Transfer Ratios stated above in (i) are appropriate, and therefore we have resolved at the meetings of the boards of directors of each company held on February 24, 2021 regarding basic agreement to conduct the Share Transfer using such Share Transfer Ratio.

With respect to the basis for calculating the Share Transfer Ratio stated above in A. Basis of Valuation, the Three Companies have also confirmed that there has been no material change after execution of the Memorandum of Understanding Regarding the Business Integration that would have an impact on the Share Transfer Ratio, and have agreed on the above Share Transfer Ratio in the Business Integration Agreement and the Share Transfer Plan pertaining to the Business Integration dated as of May 14, 2021.

As explained below in E. Measures to Ensure Fairness, based on the results of calculations in the Share Transfer Ratio valuation report received from its third-party valuation institution, Daiwa Securities, advice from its legal advisor, Uryu & Itoga, and the results of due diligence, etc. that Maeda Corporation conducted on the Company and Maeda Seisakusho, Maeda Corporation believes that it is appropriate to examine the Share Transfer Ratio using the calculated range in DCF Analysis in which valuation is conducted based on future cash flows. Maeda Corporation negotiated the Share Transfer Ratio while referring to the calculation range in Daiwa Securities’ DCF Analysis, and determined that the Share Transfer Ratio stated above in (i) is appropriate.

C.	Relationship with Valuation Institutions

The valuation institutions Daiwa Securities, SMBC Nikko, and Yamada Consulting are not related parties of any of the Three Companies, and do not have a material interest in the Share Transfer requiring disclosure.

D.	Handling in Relation to the Listing Application, etc. for the Holding Company

The Three Companies plan to apply to have the newly established Holding Company newly listed on the TSE. The planned listing date is October 1, 2021. Because the Three Companies will become wholly owned subsidiaries of the Holding Company through the Share Transfer, they plan to delist from the TSE on September 29, 2021, before listing of the Holding Company.

Please note that determination of the delisting date is subject to the rules of the TSE.

E.	Measures to Ensure Fairness

Because Maeda Corporation is the controlling company of the Company and Maeda Seisakusho, and both of the Company and Maeda Seisakusho are subsidiaries of Maeda Corporation, the Share Transfer falls under a material transaction, etc. with a controlling shareholder for the Company and Maeda Seisakusho, and therefore the following measures have been implemented to ensure the fairness of the Share Transfer.

A)	Obtaining a valuation report from an independent third-party valuation institution

As stated above in A., in order to ensure the fairness and appropriateness of the Share Transfer, Maeda Corporation, the Company, and Maeda Seisakusho respectively appointed Daiwa Securities, SMBC Nikko, and Yamada Consulting as third-party valuation institutions independent from each company and received share transfer ratio valuation reports used as the basis for agreement on the Share Transfer Ratio. Please note that none of the companies have received a written opinion (a fairness opinion) from the aforementioned third-party valuation institutions to the effect that the Share Transfer Ratios are appropriate for their respective shareholders from a financial perspective.

B)	Advice from independent law firms

In order to ensure the fairness and appropriateness of the Share Transfer, Maeda Corporation, the Company and Maeda Seisakusho have respectively appointed Uryu & Itoga, Anderson Mori & Tomotsune, and Nishimura & Asahi as legal advisors independent from each company, and obtained advice regarding matters including their respective procedures for the Share Transfer and decision-making methods and processes, etc.

Uryu & Itoga, Anderson Mori & Tomotsune, and Nishimura & Asahi are not related parties of any of the companies, and do not have a material interest in the Business Integration requiring disclosure.

F.	Measures to Avoid Conflicts of Interest

Maeda Corporation respectively holds 51.29% of the Company’s total number of issued shares (as of March 31, 2021; including indirect holdings) and 47.72% of Maeda Seisakusho’s total number of issued shares (as of March 31, 2021; including indirect holdings).

Because Maeda Corporation is the controlling company of the Company and Maeda Seisakusho, and both of the Company and Maeda Seisakusho are subsidiaries of Maeda Corporation, the Share Transfer falls under a material transaction, etc. with a controlling shareholder for the Company and Maeda Seisakusho, and therefore the following measures have been implemented to ensure the fairness of the Share Transfer.

A)	The Company
I.	Obtaining a report from a special committee with no interest in the Company

In order to exercise care in the Company’s decision making regarding the Business Integration, and to avoid the risk of arbitrariness and conflicts of interest in the board of directors’ decision-making process, ensure the fairness thereof, and to confirm that such meeting of the board of directors deciding to carry out the Business Integration would not be disadvantageous for the Company’s minority shareholders, on January 19, 2021 the Company established a special committee (the “The Company Special Committee”) made up of three members: Mr. Ryusuke Ohori, an outside director of the Company notified to the TSE as an independent officer, who has no interest in Maeda Corporation or Maeda Seisakusho; Mr. Keiichiro Hashimoto, an outside director of the Company notified to the TSE as an independent officer, who has no interest in Maeda Corporation or Maeda Seisakusho; and Mr. Yoshikazu Suzuki (attorney-at-law, City-Yuwa Partners), an outside expert with no interest in the Three Companies. The Company Special Committee has not changed since first established. The Company Special Committee has elected Mr. Keiichiro Hashimoto as its chair by internal vote by the committee members.

The Company has requested the Company Special Committee to provide advice as to (i) whether the purpose of the Business Integration can be found to be reasonable (including whether the Business Integration will serve to improve the Company’s corporate value), (ii) whether the fairness of the transaction terms of the Business Integration (including the Share Transfer Ratio in the Share Transfer) has been ensured, (iii) whether sufficient consideration has been given to the interests of the Company’s shareholders through fair procedures in the Business Integration, and (iv) whether, in addition to (i) through (iii) above, that Business Integration is not disadvantageous to the Company’s minority shareholders ((i) through (iv) are hereinafter referred to collectively as the “Company Inquiry Matters”). Additionally, when establishing the Company Special Committee, the Company’s board of directors resolved to respect in full the details of the judgment of the Company Special Committee when making decisions regarding the Business Integration and to delegate to a third-party valuation institution at the Company’s expense calculations of the Share Transfer Ratio of the Share Transfer and any other matters that the Company Special Committee judged to be necessary. Remuneration paid to committee members of the Company Special Committee is only fixed remuneration that is paid irrespective of the success of the Business Integration and the content of the report, and does not include contingency fees conditioned on announcement or implementation, etc. of the Business Integration. When examining the Company Inquiry Matters, the Company Special Committee appointed Trustees Advisory Co., Ltd. (“Trustees”) as its own third-party valuation institution, independent from the Three Companies. Remuneration paid to Trustees in connection with the Business Integration is only fixed remuneration that is paid irrespective of the success of the Business Integration, and does not include success fees conditioned on announcement or implementation, etc. of the Business Integration.

The Company Special Committee conducted careful examination of the Company Inquiry Matters by holding a total of eight meetings for a total of approximately twelve hours from January 19, 2021 to February 22, 2021, as well as by stating their opinions, exchanging information, and collecting information, etc. through e-mails, etc. outside of meetings, and holding ad hoc discussions as necessary. Specifically, first, at the initial meeting of the special committee, they confirmed whether there were any issues with the independence of SMBC Nikko, that the Company had appointed as its financial advisor and third-party valuation institution, and its legal advisor, Anderson Mori & Tomotsune, and respectively approved them as the Company’s third-party valuation institution and legal advisor. The Company Special Committee also confirmed whether there were any issues with the Company’s directors involved in examination, negotiation, and determination of the Business Integration from the perspective of having an interest in the Maeda Corporation and Maeda Seisakusho, and granted their approval. Then, the Company Special Committee (a) received explanations from Maeda Corporation regarding the details of the Business Integration proposal and the purpose of the Business Integration, as well as the expected synergies, etc. of the Business Integration, and asked questions and received answers regarding these matters,

(b) received explanations from the Company of the Company’s history, the details of its business, the background to receiving the proposal for the Business Integration, the purpose of the Business Integration, the Company’s thoughts on the details of Maeda Corporation’s proposal and the effect that the Business Integration would have on the Company’s corporate value, the background to preparation of the Company’s business plan and the content thereof, etc., and asked questions and received answers regarding such matters, (c) questioned Maeda Seisakusho about the synergies expected from the Business Integration and the background to the preparation of Maeda Seisakusho’s business plan, etc. and received answers regarding such matters, (d) received explanations of the results of calculations of the Share Transfer Ratio from SMBC Nikko and Trustees as well as about the scheme for the Business Integration respectively, and asked questions and received answers regarding such matters, (e) received advice from Anderson Mori & Tomotsune regarding the details of measures to ensure the fairness of the Business Integration from a procedural perspective as well as the decision-making method and process of the Company’s meeting of the board of directors regarding the Business Integration and other measures to ensure fairness, and asked questions and received answers regarding such matters, and (f) collected information regarding the Business Integration from related materials, etc. submitted in relation to the Business Integration, and also used such information to carefully discuss, examine, and deliberate the Company Inquiry Matters.

The Company Special Committee was involved in the negotiation process with the other two companies such as by discussing the negotiation policy, etc. multiple times, and stating its opinion to the Company on multiple occasions upon receiving timely reports on the process and details, etc. of discussions and negotiations among the Three Companies regarding the Business Integration.

With that background, the Company Special Committee conducted careful deliberation and examination of the Company Inquiry Matters based on such explanations, the results of valuations, and other examination materials, and on February 22, 2021 submitted its report to the Company’s board of directors generally as set out below.

(i)	Whether the purpose of the Business Integration can be found to be reasonable (including whether the Business Integration will serve to improve the Company’s corporate value)

According to the Company and Maeda Corporation, in light of the future business environment, the Company’s primary management challenges are building new revenue bases while securing stable orders in its existing business, and aiming to further improve business productivity in order to tackle issues such as labor shortages due to the impact of a shrinking population. It was explained to the Company Special Committee that by maximally leveraging the group’s management resources through the Business Integration, the Company expects to be able to (a) leverage Maeda Corporation’s management resources to build new revenue bases such as business of comprehensive management of public infrastructure, the PPP and concession business and overseas business,

(b) secure orders in existing business such as by expanding orders from government agencies and receiving construction work orders that arise in connection with public infrastructure operation business, (c) improve productivity, etc. through joint promotion of technical development, DX, and personnel development on a group-wide basis, and (d) benefit from an increased corporate scale through listing of the Holding Company in terms of future financing, credit and credit rating, and recruitment, etc. The Company Special Committee found no aspect of such explanation to be particularly unreasonable.

The Company was opposed to the tender offer by Maeda Corporation in 2020, however, according to the Company, considering its situation since it became a consolidated subsidiary of Maeda Corporation, its views differ from those of the time that the tender offer was announced. It has come to believe that there are sufficient prospects for the possibility of business synergies due to collaborative business, etc. with Maeda Corporation and no specific concerns for damage to the Company’s corporate value have arisen as of the date of the report, and therefore it has come to positively consider the Business Integration. The Company Special Committee regards the Company’s judgment to be the result of reasonable examination based on its relationship with Maeda Corporation as of the date of the report.

It cannot be denied that the Three Companies maintaining the capital relationship as it is as of the date of the report, which is structured to conduct independent business management as listed companies, imposes certain limits on the mutual utilization of management resources due to issues associated with conflicts of interest with their respective minority shareholders. The Company Special Committee believes that it is sufficiently reasonable for the Company to determine that combining the interests of the Three Companies through formation of the Holding Company will allow the Three Companies to maximize the synergies arising from the sharing of management resources as a group, and the Share Transfer to be the best form of a business integration in order to create a structure that facilitates the pursuit of synergies while respecting the corporate cultures of each company and maintaining the business frameworks of each company as well as that, taking into account the fact that the Company’s minority shareholders are in a position in the Share Transfer where they will continue to benefit from the improvements in corporate value due to the Business Integration as shareholders of the Holding Company, it is necessary to conduct the Business Integration in order to increase the possibility of achieving synergies and selecting the Share Transfer as the structure of the business integration.

As a result of examination through interviews with Maeda Corporation and the Company , the Company Special Committee could not find any specific likelihood of potential drawbacks, such as weakening of compliance frameworks, the future impact on business partners, impact on financing, impact on recruitment, or fall in morale of current employees, that exceed the benefits expected from the Business Integration.

Comprehensively taking the above factors into account, the Company Special Committee considers that the Business Integration can serve to improve the Company’s corporate value, is appropriate for such its purpose, and is reasonable.

(ii)	Whether the fairness of the terms of the Business Integration (including the Share Transfer Ratio in the Share Transfer) is maintained

The Company Special Committee found that, with regards to the Share Transfer Ratios pertaining to the Share Transfer, the ratios for the Company were found to exceed the upper limit of the ranges calculated by using a market price analysis and comparable listed company analysis, and be within the calculated range as well as exceed the median value of the DCF Analysis, which analyses Trustees, the third-party valuation institution appointed by the Company Special Committee, separately conducted to calculate Share Transfer Ratio.

On this point, based on the explanation of the results of such calculations received from Trustees, the Company Special Committee did not find any particularly unreasonable aspects in the choice of valuation methodology or the valuation process in each valuation methodology. The Company Special Committee also confirmed the preparation process of each company’s business plan through discussions with each company. Furthermore, according to Trustees, no especially unreasonable aspects were found in the content of each company’s business plan and no particularly unreasonable aspects were found with respect to the business plans of each company that constituted the basis of calculations using DCF Analysis. Therefore, the Company Special Committee considers that there is a certain degree of reasonableness to the Trustees’ results of calculations, and the Share Transfer Ratios of the Share Transfer is at a level with a certain degree of reasonableness in light of such calculation results.

Of the Share Transfer Ratios pertaining to the Share Transfer, the ratios for the Company were found to exceed the upper limit of the range calculated by using a market price analysis, meet the median value of the range calculated by using a comparable listed company analysis, and be within the calculated range as well as exceed the median value of the DCF Analysis in light of the results of calculation of the Share Transfer Ratio that the Company’s third-party valuation institution, SMBC Nikko, conducted. The Company Special Committee found that such Share Transfer Ratio is also at a reasonable level in light of such results of calculation by SMBC Nikko. There is a certain difference between the respective results of calculations by Trustees and SMBC Nikko, however, according to Trustees, such difference is caused by factors such as differences in choices of comparable listed companies, the approach to the discount rate in DCF Analysis, and whether or not an exit multiple was used for perpetual value calculations, and all of such approaches are acceptable to adopt in the valuation practice.

With respect to the Share Transfer Ratios of the Share Transfer, the Company Special Committee considers that the premium on the Company’s shares is at a level with a certain degree of reasonableness in light of the levels of premiums of other companies such as in joint share transfers or share exchanges, etc. between other listed companies.

As of February 22, 2021, the Company Special Committee obtained from Trustees a fairness opinion to the effect that Trustees determined that the Share Transfer Ratio of the Share Transfer was reasonable for the Company’s minority shareholders from a financial perspective.

Based on the draft Memorandum of Understanding Regarding the Business Integration, the Company Special Committee found no content in particular that was disadvantageous to the Company’s minority shareholders in terms of conditions other than the Share Transfer Ratio.

As stated below in (iii), the Company Special Committee considers that, in the Business Integration, full consideration has been given to the interests of the Company’s shareholders through fair procedures, and that the terms of the Business Integration, including the Share Transfer Ratio, have been determined through such fair procedures.

Based on comprehensive consideration of the above factors, the Company Special Committee considers that the fairness of the terms of the Business Integration, including the Share Transfer Ratio, have been ensured.

(iii)	Whether sufficient consideration has been given to the interests of the Company’s shareholders through fair procedures in the Business Integration

From the perspective of eliminating arbitrariness and avoiding conflicts of interest in the decision-making process, the Company established the Company Special Committee. The Company Special Committee was established before specific negotiations of the terms of the Business Integration, including the Share Transfer Ratio, began. No grounds have been found to doubt the independence of each committee member. The Company Special Committee confirmed that there were no issues with the independence of the financial advisor which was also appointed as the third-party valuation institution, and the legal advisor appointed by the Company, and respectively approved them as the Company’s advisor, etc. The Company Special Committee appointed Trustees as the Company Special Committee’s own third-party valuation institution and obtained both the Share Transfer Ratio valuation report and the fairness opinion, taking which into account the Company Special Committee examined and determined the appropriateness of the Business Integration, the reasonableness of the transaction terms, and the fairness of procedures. Company also received legal advice from an independent legal advisor regarding the various procedures for the Business Integration, including the decision-making method and process, etc. of the board of directors, and obtained the prescribed Share Transfer Ratio valuation report from an independent third-party valuation institution.

Based on the above examination framework, the Company conducted substantive negotiations with Maeda Corporation pursuant to the opinions from the Company Special Committee regarding negotiation policy and advice from its advisors, etc. The Company Special Committee did not find any particularly unreasonable aspects regarding the negotiation process from the perspective of the interests of the Company’s minority shareholders.

Of the directors of the Company, those who had been previously employed at or who had formerly serviced as officers of Maeda Corporation did not participate in discussions and negotiations regarding the Share Transfer Ratio for the Share Transfer on behalf of the Company. The Company Special Committee did not find any unreasonable aspects with respect to the planned method of resolution for agenda proposals at the Company’s board of directors regarding the Business Integration, and no facts where parties with a particular interest in the Business Integration were presumed to have an unreasonable impact on the Company were found in the discussion, examination, or negotiation process pertaining to the Business Integration. Furthermore, when establishing the Company Special Committee, the Company’s board of directors resolved to respect in full the details of the judgment of the Company Special Committee when making decision regarding the Business Integration, and it is anticipated that decision-making will be carried out with full consideration given the purpose of establishing the Company Special Committee.

A certain degree of disclosure in press releases relating to the Memorandum of Understanding Regarding the Business Integration is planned respectively for information regarding the Company Special Committee, the details of the results of calculation of the Share Transfer Ratio, and other information regarding the purpose of the Business Integration, etc. The Company Special Committee considers that sufficient amount of information is planned to be disclosed in order for minority shareholders to determine the reasonableness, etc. of the transaction terms.

Based on a comprehensive consideration of the foregoing, the Company Special Committee considers that sufficient consideration has been given to the Company’s shareholders through fair procedures in the Business Integration.

(iv)	Whether, in addition to (i) through (iii) above, that Business Integration is not disadvantageous to the Company’s minority shareholders

Based on a comprehensive consideration of (i) through (iii) above, the Company Special Committee determined that the Business Integration is not disadvantageous to the Company’s minority shareholders, and that there are no special circumstances that conflict with such determination.

II.	The Company Special Committee’s acquisition of a share valuation report from an independent third-party valuation institution and acquisition of a fairness opinion

When examining the Company Inquiry Matters, the Company Special Committee retained Trustees as a third-party valuation institution independent from the Three Companies to calculate the Share Transfer Ratio and requested Trustees to submit an opinion regarding the appropriateness of the Share Transfer Ratio (fairness opinion) (the “Fairness Opinion”). Trustees is not a related party of the Three Companies, and does not have a material interest in the Business Integration.

With respect to the Three Companies respectively, Trustees carried out valuation using a market price analysis because they are listed on financial instruments exchanges and have a market price, using a comparable listed company analysis because there are listed companies comparable to the Three Companies and analogical inference of the share price is possible by this approach, and DCF Analysis in order to evaluate the intrinsic value based on the Three Companies’ future business activities. The results of calculations using each of these methodologies is as stated below. Please note that the following calculated Share Transfer Ratio ranges state the valuation range of the number of shares of common stock of the Holding Company allotted for one share of common stock of the Company and for one share of common stock of Maeda Seisakusho respectively if one share of common stock of the Holding Company is allotted for each share of common stock of Maeda Corporation.

	Method	The Company	Maeda Seisakusho
(1)	Market price analysis	1.97～2.17	0.48～0.54
(2)	Comparable listed company analysis	0.61～1.52	0.37～1.10
(3)	DCF Analysis	1.33～2.48	0.48～0.88

For the market price analysis, February 22, 2021 was used as the base date for Maeda Corporation and the Company , and the simple average closing prices on the First Section of the TSE over the one-month period before the base date, the three-month period before the base date, and the six-month period before the base date were used, and for Maeda Seisakusho, February 22, 2021 was used as the base date, and the simple average closing prices on the JASDAQ Market of the TSE over the one-month period before the base date, the three-month period before the base date, and the six-month period before the base date were used to carry out valuation. The above Share Transfer Ratio ranges were calculated based on the results of these respective valuations.

When calculating the Share Transfer Ratio, Trustees in principle used information disclosed by the Three Companies and information, etc. generally publicly available, assumed that the respective materials and information, etc. used were all accurate and complete, and has not conducted independent verification of the accuracy and completeness thereof. Trustees has not independently evaluated, appraised, or assessed the assets or liabilities (including off-balance sheet assets and liabilities, and other contingent liabilities) of each company and their related companies, and has not retained a third-party institution to conduct evaluation, appraisal, or assessment. Trustees has assumed that the financial outlooks (including profit plans and other information) have been reasonably prepared by the management of each company based on the best forecasts available at the time such information was provided.

Additionally, the Company Special Committee received from Trustees the Fairness Opinion dated February 22, 2021 to the effect that the Share Transfer Ratio for the Company of 2.28 in the Share Transfer is reasonable for the Company’s minority shareholders from a financial perspective.

(Note)	The Fairness Opinion states an opinion as of the preparation date thereof based on the information obtained by Trustees by the preparation date thereof in light of the economic conditions and capital market and other conditions as of the preparation date thereof, and Trustees bears no obligation to revise, amend, or supplement the content of the Fairness Opinion even if any subsequent changes in situation would affect the opinion expressed in the Fairness Opinion.

The Fairness Opinion does not represent an opinion or recommendation regarding the appropriateness of implementing the Share Transfer and other acts relating to the Share Transfer, and does not state any opinion whatsoever to the holders of securities issued by each company, creditors, or other related parties.

The Fairness Opinion was submitted by Trustees as materials forming the basis of the judgment of the Company Special Committee regarding the Share Transfer, and is not intended to be used for any other purpose.

III.	Unanimous approval of all of the Company’s directors without an interest and unanimous opinion from audit & supervisory board members to the effect that there is no objection

Of the Company’s directors, because Mr. Kojiro Fukuda, Mr. Yasuhiko Imaizumi, and Mr. Hirotaka Nishikawa are from Maeda Corporation and Mr. Akira Watanabe formerly served as an outside director of Maeda Corporation, from the perspective of avoiding conflicts of interest, deliberation of the agenda proposal for execution of the Memorandum of Understanding Regarding the Business Integration executed among the Three Companies as of February 24, 2021 (the “MOU”) at the meeting of the Company’s board of directors held on February 24, 2021 was carried out by 6 of the 10 directors of the Company , excluding Mr. Kojiro Fukuda, Mr. Yasuhiko Imaizumi, Mr. Hirotaka Nishikawa, and Mr. Akira Watanabe, and was resolved unanimously thereby.

From the perspective of avoiding conflicts of interest, Mr. Kojiro Fukuda, Mr. Yasuhiko Imaizumi, Mr. Hirotaka Nishikawa, and Mr. Akira Watanabe out of the Company’s directors did not participate on behalf of the Company in discussions and negotiations regarding the Share Transfer Ratio in the Share Transfer.

At the above meeting of the Company’s board of directors, the Company’s audit & supervisory board members unanimously stated an opinion to the fact that they had no objection to execution of the MOU.

B)	Maeda Seisakusho
I.	Obtaining a report from a special committee with no interest in Maeda Seisakusho

In light of facts such as that Maeda Seisakusho and the Company are consolidated subsidiaries of Maeda Corporation, the Share Transfer falls under a material transaction, etc. with a controlling shareholder, and that a structural conflict of interest could arise when examining the Share Transfer at Maeda Seisakusho, the meeting of Maeda Seisakusho’s board of directors held on January 27, 2021 resolved to establish a special committee (the “Maeda Seisakusho Special Committee”) made up of three members – Mr. Masaaki Takahashi (independent outside director of Maeda Seisakusho and attorney-at-law at Takahashi Law Firm), Mr. Chihiro Watanabe (independent outside audit & supervisory board member of Maeda Seisakusho), and Mr. Masato Kasahara (certified public accountant, Kasahara CPA Office) – independent from the Three Companies, as well as from whether the Share Transfer is successful, in order to ensure the fairness of the transaction terms of the Share Transfer, avoid arbitrariness in relation to the Share Transfer, ensure fairness, transparency, and objectivity in Maeda Seisakusho’s decision-making process, and avoid conflicts of interest. The Maeda Seisakusho Special Committee has not changed since first established and has elected Mr. Masaaki Takahashi as the chair of the Maeda Seisakusho Special Committee by internal vote of the committee members. All members of the Maeda Seisakusho Special Committee are paid fixed remuneration as consideration for their duties irrespective of the content of their report.

Based on the above resolution of the board of directors, Maeda Seisakusho tasked the Maeda Seisakusho Special Committee to examine (a) the appropriateness of the Share Transfer (including whether the Share Transfer will serve to improve Maeda Seisakusho’s corporate value), (b) the reasonableness of the transaction terms of the Share Transfer, (c) the fairness of the procedures of the Share Transfer, and (d) that, based on (a) through (c) above, the decision by Maeda Seisakusho’s board of directors to implement the Share Transfer is not disadvantageous to Maeda Seisakusho’s minority shareholders (collectively, the “Maeda Seisakusho Inquiry Matters”) and submit to Maeda Seisakusho a written report on these points. Together with this, Maeda Seisakusho’s board of directors also resolved that, when deciding to implement the Share Transfer, they would respect in full the details of the judgment of the Maeda Seisakusho Special Committee and that they would not make the decision to implement the Share Transfer if the Maeda Seisakusho Special Committee judged that implementing the Share Transfer would not be appropriate. Maeda Seisakusho’s board of directors also resolved to grant the Maeda Seisakusho Special Committee authority to request Maeda Seisakusho’s board of directors and responsible officers to collect all information whatsoever necessary to conduct its inquiry, authority to confirm policies in advance, receive timely reports, state their opinion as necessary, and make requests, etc. when the transaction terms of the Share Transfer were being negotiated, in order to ensure the fairness of the transaction terms of the Share Transfer, and authority to receive advice from different financial advisors or legal advisors than those appointed by Maeda Seisakusho’s board of directors for the Share Transfer when the Maeda Seisakusho Special Committee determines it to be necessary.

At the above meeting of Maeda Seisakusho’s board of directors, of the seven directors of Maeda Seisakusho, the above resolution was deliberated and unanimously passed by four directors. From the perspective of avoiding conflicts of interest Mr. Yasuo Kato was excluded due to being a former employee of Maeda Corporation, Mr. Satoru Tahara was excluded due to concurrently serving as an employee of the Maeda Corporation, and Mr. Masaaki Takahashi was absent for personal reasons. Although Mr. Masaaki Takahashi was absent from the above meeting of Maeda Seisakusho’s board of directors for personal reasons and did not participate in deliberations and resolutions, he confirmed in advance of the above meeting of Maeda Seisakusho’s board of directors that he approved of the establishment of the Maeda Seisakusho Special Committee. Of Maeda Seisakusho’s four audit & supervisory board members, Mr. Ryoji Tazima and Mr. Shigeru Izuka did not participate in the above deliberations from the perspective of avoiding conflicts of interest because they are former employees of Maeda Corporation.

The Maeda Seisakusho Special Committee carefully examined and discussed the Maeda Seisakusho Inquiry Matters by holding a total of six meetings from January 28, 2021 to February 22, 2021 (spanning a total of approximately 9.5 hours), and also reporting, sharing information, deliberating, and making decisions, etc. through e-mail, etc. in between meetings.

Specifically, first, at the initial meeting of the Maeda Seisakusho Special Committee, they received from Maeda Seisakusho an explanation of an overview of the Share Transfer, including the background, etc. leading to examination of the Share Transfer, and asked questions and received answers on such matters. Additionally, they confirmed that there were no issues with the independence and expertise of Maeda Seisakusho’s third-party valuation institution Yamada Consulting, financial advisor Mizuho Securities, and legal advisor Nishimura & Asahi respectively, and confirmed that the Maeda Seisakusho Special Committee could also receive expert advice as necessary.

Then, the Maeda Seisakusho Special Committee received explanations from the Company, and asked questions and received answers, regarding matters including the background leading to proposal of the Share Transfer and its purpose, the synergies from to the Share Transfer, and their approach regarding the organizational structure and governance framework of the Holding Company. The Maeda Seisakusho Special Committee also received explanations from Maeda Seisakusho, and asked questions and received answers, regarding matters including the background leading to receiving the proposal for the Share Transfer, the strengths and weaknesses of Maeda Seisakusho’s business, technology, finances, and personnel, etc., Maeda Seisakusho’s view regarding the synergies from the Share Transfer, and the preparation process, and content, of Maeda Seisakusho’s business plan. Additionally, the Maeda Seisakusho Special Committee questioned the Company regarding matters including the background leading to receiving the proposal for the Share Transfer, the strengths and weaknesses of the Company’s business, technology, finances, and personnel, etc., and the Company’s view regarding the synergies from the Share Transfer, and received answers in writing. The Maeda Seisakusho Special Committee received explanations from Yamada Consulting, and asked questions and received answers, regarding matters including the valuation methods, assumptions, and the details of valuations using each valuation method, etc. used by Yamada Consulting to calculate the Share Transfer Ratio.

Whenever Maeda Seisakusho received a proposed Share Transfer Ratio from the Company, the Maeda Seisakusho Special Committee received reports from time to time regarding the background and details, etc. of discussions and negotiations regarding the Share Transfer among Maeda Seisakusho, Maeda Corporation, and the Company , and discussed how to respond, etc. Based also on advice from Mizuho Securities from a financial perspective, including analysis of the premiums in recent share transfer deals and other business integrations, the Maeda Seisakusho Special Committee was substantially involved in the negotiation process with Maeda Corporation and the Company such as by providing its opinion after deliberating and examining the details thereof.

On multiple occasions the Maeda Seisakusho Special Committee also received explanations of the drafts of press releases that the Three Companies planned to issue, and while receiving advice from Nishimura & Asahi, confirmed that the Three Companies planned thorough disclosure of information regarding the Share Transfer to Maeda Seisakusho’s shareholders.

As a result of carefully discussing and examining the Maeda Seisakusho Inquiry Matters with this kind of process, the Maeda Seisakusho Special Committee submitted its report to Maeda Seisakusho on February 22, 2021, generally as follows.

(i)	Appropriateness of the Share Transfer (including whether the Share Transfer will serve to improve Maeda Seisakusho’s corporate value)

Looking at the business environment in which Maeda Seisakusho and Maeda Corporation are operating, Maeda Seisakusho’s core businesses – construction machinery-related business and industrial/steel machinery-related business – are both construction-related businesses, and construction-related investment is expected to shrink in the future in Japan. It is reasonable as a member of Maeda Corporation’s proposed “comprehensive infrastructure services company group” that Maeda Seisakusho collaborates in the public infrastructure comprehensive management as well as business in the PPP and concession fields, and the implementation of this transaction is considered to have the potential to lead Maeda Seisakusho to acquire new revenue bases. Although Maeda Seisakusho is the Maeda Corporation’s consolidated subsidiary, mutual independence of their respective management has been maintained because both the parent and the subsidiary are listed companies. The Business Integration through conversion to a holding company is expected to expand the scope of business and increase the value of business although Maeda Seisakusho did not tend to let its business rely on transactions with Maeda Corporation thus far.

With respect to the specific effects Maeda Corporation presents as being anticipated from implementing this Share Transfer ((a) establishing a standing (brand) as a comprehensive infrastructure services company both in Japan and internationally, (b) pursuit of financing benefits for the group by improving external ratings (reduction in capital costs), (c) acceleration of M&A activities, including in other business fields, (d) joint DX and R&D initiatives, (e) improvements in productivity by sharing indirect operations, (f) reduction of legal risks, (g) enhancement of governance (transition to a company with a nominating committees, etc., cessation of maintaining the listing of both the parent and subsidiary, etc.), and (h) enhancement of recruitment and training, etc.), the Maeda Seisakusho Special Committee believes that each of such effects specific effects can be realized. Considering also the low liquidity of Maeda Seisakusho’s shares on the JASDAQ market, the Maeda Seisakusho Special Committee believes that the disadvantages of delisting Maeda Seisakusho’s shares will not be significant.

For the above reasons, the Maeda Seisakusho Special Committee considers that the Share Transfer will serve to improve Maeda Seisakusho’s corporate value, and therefore it determined that the Share Transfer is approvable.

(ii)	Reasonableness of the transaction terms of the Share Transfer

The Maeda Seisakusho Special Committee received from Yamada Consulting, which is the third-party valuation institution appointed by Maeda Seisakusho, an explanation of the calculation methods and the calculation process for the Share Transfer Ratio as well as the consideration process regarding the per share valuation of the shares of the Three Companies on which the Share Transfer Ratio calculations were based, and asked questions and received answers in writing. As a result, the Maeda Seisakusho Special Committee did not find any unreasonable aspects in the above calculation methods and calculation processes or the consideration process, and determined that the Yamada Consulting Share Transfer Ratio valuation report was reliable. While the Share Transfer Ratio is that Maeda Seisakusho is 0.58 if Maeda Corporation is 1.00, the Maeda Seisakusho Special Committee recognized that such ratio was within the range of results of calculation in the Share Transfer Ratio valuation report provided by Yamada Consulting. Additionally, the Maeda Seisakusho Special Committee considered that, with regards to shares of Maeda Seisakusho, the Share Transfer Ratio in the Share Transfer (a) offers a premium that compares favorably to the levels of premiums in recent share transfers between other companies and (b) is at the level that was close to the upper limit of both ranges for the Share Transfer Ratio that were calculated by the market price analysis and DCF Analysis as provided in Yamada Consulting’s Share Transfer Ratio valuation report.

Furthermore, the Maeda Seisakusho Special Committee found that, in light of the draft MOU that Maeda Seisakusho shared with it, no other terms of the Share Transfer are disadvantageous to Maeda Seisakusho’s minority shareholders compared to other similar cases.

Therefore, the Maeda Seisakusho Special Committee considers that the reasonableness of the transaction terms of the Share Transfer have been ensured.

(iii)	Fairness of the procedures of the Share Transfer

Maeda Seisakusho and the Company are consolidated subsidiaries of Maeda Corporation, the Share Transfer falls under a material transaction, etc. with a controlling shareholder, and a structural conflict of interest could arise when examining the Share Transfer at Maeda Seisakusho. In light of such fact and other circumstances, Maeda Seisakusho established the Maeda Seisakusho Special Committee. The Maeda Seisakusho Special Committee is found to be independent and to function effectively due to factors including that (a) the Maeda Seisakusho Special Committee was promptly established after receiving the initial proposal for the Share Transfer Ratio from Maeda Corporation and it was ensured that the Maeda Seisakusho Special Committee was involved in negotiations between Maeda Seisakusho, Maeda Corporation and the Company from the initial stage of the process forming the transaction terms, (b) the respective members thereof were confirmed to be independent and had been appointed with due consideration to expertise and characteristics, (c) a framework was ensured in respective processes for the decision to establish the Maeda Seisakusho Special Committee, authority and duties, the appointment of members, and the setting of remuneration where Maeda Seisakusho’s outside directors and independent audit & supervisory board member were substantially involved, (d) from the initial proposal of the Share Transfer Ratio by Maeda Corporation until Maeda Seisakusho accepted the final proposal, the Maeda Seisakusho Special Committee was substantially involved in the negotiation of transaction terms with Maeda Corporation and the Company , by means such as holding discussions with Maeda Seisakusho on multiple occasions, stating its opinion, giving directions, and making requests to Maeda Seisakusho,

(e) the Maeda Seisakusho Special Committee, first confirmed that there were no issues regarding the respective independence and expertise of the outside advisors appointed by Maeda Seisakusho, and then received expert advice as necessary, (f) the Maeda Seisakusho Special Committee directly interviewed, or issued written questions, to the parties to the Share Transfer, obtained material information, including non-public information such as drafts of the memorandum of understanding and planned public press releases, and ensured a framework to examine the Share Transfer in which it can take into account the information obtained by such means, (g) it was stipulated that each committee member would be paid fixed remuneration as their respective consideration for their duties, irrespective of the success of the Share Transfer and the content of the report, (h) Maeda Seisakusho’s board of directors also resolved that, when deciding to implement the Share Transfer, they would respect in full the details of the judgment of the Maeda Seisakusho Special Committee and that they would not make the decision to implement the Share Transfer if the Maeda Seisakusho Special Committee judged that implementing the Share Transfer would not be appropriate, and (i) Maeda Seisakusho examined and negotiated the terms of the Share Transfer without the participation of the two directors of Maeda Seisakusho who were employees as of the date of the report or former employees of Maeda Corporation, and did not allow such two directors and the two audit & supervisory board members who were former employees of Maeda Corporation to be involved in deliberation and resolutions by Maeda Seisakusho’s board of directors regarding the Share Transfer.

Maeda Seisakusho appointed Nishimura & Asahi as its legal advisor independent from Maeda Seisakusho, Maeda Corporation, and the Company, and received from such law firm necessary legal advice regarding the decision-making method and process of Maeda Seisakusho’s board of directors, including various procedures regarding the Share Transfer, as well as other items requiring caution. Maeda Seisakusho also appointed Yamada Consulting as a third-party valuation institution independent from Maeda Seisakusho, Maeda Corporation, and the Company, and obtained a Share Transfer Ratio valuation report dated February 22, 2021. In addition, Maeda Seisakusho appointed and obtained advice from Mizuho Securities as a financial advisor independent from Maeda Seisakusho, Maeda Corporation and the Company.

Although a so-called proactive market check was not performed in the Share Transfer, because Maeda Corporation is not believed to have the intent to sell Maeda Seisakusho’s shares to a third party and a serious counterproposal is not anticipated, it was recognized that there is little meaning to performing a proactive market check. Additionally, although there is no plan to set and announce majority-of-minority conditions, because it is possible that such setting such conditions would destabilize the formation of the Share Transfer and not serve the interests of Maeda Seisakusho’s minority shareholders approving the Share Transfer, and also for the reason that there are other sufficient measures taken to ensure fairness at Maeda Seisakusho, the fact that such conditions were not set cannot be found to automatically compromise the fairness of the procedures of the Share Transfer.

The Maeda Seisakusho Special Committee considers that disclosure of sufficient information regarding the Maeda Seisakusho Special Committee, the Share Transfer Ratio valuation report, and other information, through press releases to regular shareholders, is planned.

Therefore, the Maeda Seisakusho Special Committee considers that the fairness of procedures for the Share Transfer have been ensured.

(iv)	The decision by Maeda Seisakusho’s board of directors to implement the Share Transfer is not disadvantageous to Maeda Seisakusho’s minority shareholders

As discussed above, the Maeda Seisakusho Special Committee considered that the Share Transfer would serve to improve Maeda Seisakusho’s corporate value and therefore approvable, the reasonableness of the transaction terms was ensured, the fairness of procedures in the Share Transfer was ensured, and the Maeda Seisakusho Special Committee found no other factors or circumstances would cause the Business Integration through the Share Transfer to be disadvantageous for minority shareholders of Maeda Seisakusho. Given the above findings, the Maeda Seisakusho Special Committee considers that Maeda Seisakusho’s board of directors deciding to implement the Share Transfer would not be disadvantageous to Maeda Seisakusho’s minority shareholders.

II.	Unanimous approval of directors of at Maeda Seisakusho without an interest and opinion to the effect that there is no objection from audit & supervisory board members of at Maeda Seisakusho without an interest

At the meeting of its board of directors held on February 24, 2021, Maeda Seisakusho resolved by unanimous resolution of the directors of Maeda Seisakusho who participated in deliberation and resolution (five directors, excluding Mr. Yasuo Kato and Mr. Satoru Tahara) to execute the MOU. As with the resolution to establish the Maeda Seisakusho Special Committee above in i., the directors Mr. Yasuo Kato and Mr. Satoru Tahara had no involvement whatsoever in the deliberation and resolution of the above meeting of the board of directors in order to avoid conflicts of interest, and had no involvement whatsoever in discussions and negotiations with Maeda Corporation and the Company on behalf of Maeda Seisakusho.

Maeda Seisakusho’s audit & supervisory board members (two audit & supervisory board members, excluding Mr. Ryoji Tazima and Mr. Shigeru Izuka) also attended the above meeting of the board of directors, and all attending audit & supervisory board members expressed their opinion that they did not object to the above resolution. As with the resolution to establish the Maeda Seisakusho Special Committee above in i., Maeda Seisakusho’s audit & supervisory board members Mr. Ryoji Tazima and Mr. Shigeru Izuka had no involvement whatsoever in the deliberation and resolution of the above meeting of the board of directors in order to avoid conflicts of interest, and had no involvement whatsoever in discussions and negotiations with Maeda Corporation and the Company on behalf of Maeda Seisakusho.

(2)	Matters Regarding the Holding Company’s Capital and Reserves

The amount of the Holding Company’s capital and reserves upon incorporation were determined as follows and have been deemed to be appropriate.

(i)	Capital	20,000,000,000 yen
(ii)	Capital reserves	5,000,000,000 yen
(iii)	Retained earnings reserves	0 yen

These amounts of capital and reserves were comprehensively considered and examined based on the Holding Company’s capital policy, etc., were decided within the scope of the provisions of Article 52 of the Regulations on Corporate Accounting upon discussion among the Three Companies and have been deemed to be appropriate.

(3)	Handling of Treasury Shares and Shares of the Holding Company to be Allotted to the Three Companies

As each of the Three Companies plans to cancel the treasury shares that it currently holds or will acquire in the future, to the extent practically possible, before the Share Transfer takes effect, no share of the Holding Company will be allotted with respect to the treasury shares of the Three Companies; provided, however, that as the number of treasury shares to be actually cancelled before the Share Transfer takes effect has not been determined at the present time, the number of new shares to be issued by the Holding Company set out in (1)① above may change.

In connection with the Share Transfer, the shares of the Holding Company will be allotted according to the Share Transfer Ratio with respect to the shares of the Company held by Maeda Corporation (42,271,300 shares as of March 31, 2021) and the shares of Maeda Seisakusho held by Maeda Corporation (7,115,000 shares as of March 31, 2021), as well as the shares of Maeda Corporation held by the Company (3,877,599 shares as of March 31, 2021) and the shares of Maeda Seisakusho held by the Company (345,000 shares as of March 31, 2021), resulting in Maeda Corporation and the Company holding the shares of the Holding Company, their wholly owning parent company. However, the two companies plan to dispose of those shares of the Holding Company, including by way of dividends in kind to the Holding Company, at a reasonable time after the date on which the Share Transfer takes effect in accordance with the provisions of the Companies Act.

Please note that the treasury shares of the Holding Company to be held by the Holding Company as a result of such disposition will be in principle cancelled.

4.	Matters Regarding Financial Statements, etc.
(1)	The Following Matters Regarding the Other Wholly Owned Subsidiaries Resulting from a Share Transfer (Maeda Corporation and Maeda Seisakusho)
①	Details of financial statements, etc. for the last business year (April 1, 2020 to March 31, 2021)

The details of the financial statements, etc. of Maeda Corporation and Maeda Seisakusho for the fiscal year ended March 31, 2021 are available on the Company’s website (https://ssl.maedaroad.co.jp) (in Japanese only) in accordance with the provisions of laws and regulations, and Article 16 of the Articles of Incorporation.

②	Details of any disposition of material assets, material obligations, or any other circumstances after the last day of the last business year that may have a material effect of the status of company assets with respect to the other wholly owned subsidiaries resulting from a share transfer (Maeda Corporation and Maeda Seisakusho)
A.	Dividends of surplus

Maeda Corporation plans to pay a dividend of 38 yen per share to shareholders of common shares and registered share pledgees of shares stated or recorded in the last shareholder register as of March 31, 2021, subject to a resolution of the ordinary general meeting of shareholders scheduled to be held on June 23, 2021.

Maeda Seisakusho plans to pay a dividend of 10 yen per share to shareholders of common shares and registered share pledgees of shares stated or recorded in the last shareholder register as of March 31, 2021, subject to a resolution of the ordinary general meeting of shareholders scheduled to be held on June 22, 2021.

B.	Cancellation of treasury shares

As of the base time (meaning the time immediately before the point in time that the Holding Company acquires all of the issued shares of the Three Companies in the Share Transfer; same hereinafter), to the extent practically possible, Maeda Corporation and Maeda Seisakusho respectively plan to cancel all treasury shares (including treasury shares acquired through the purchase of shares in relation to the exercise of dissenting shareholders’ share purchase demand provided in Article 806(1) of the Companies Act during the Share Transfer) that they hold as of the base time.

(2)	The Following Matters Regarding the Company
①	Details of any disposition of material assets, material obligations, or any other circumstances after the last day of the last business year that may have a material effect of the status of company assets of the wholly owned subsidiary resulting from a share transfer
A.	Dividends of surplus

The Company plans to pay a dividend of 70 yen per share to shareholders of common shares and registered share pledgees of shares stated or recorded in the last shareholder register as of March 31, 2021, subject to a resolution of the ordinary general meeting of shareholders scheduled to be held on June 25, 2021.

B.	Cancellation of treasury shares

As of the base time, to the extent practically possible, the Company plans to cancel all treasury shares (including treasury shares acquired through the purchase of shares in relation to the exercise of dissenting shareholders’ share purchase demand provided in Article 806(1) of the Companies Act during the Share Transfer) that it holds as of the base time.

5.	Matters Provided in Article 74 of the Order for Enforcement of the Companies Act Regarding Who Will Become Directors of the Wholly Owning Parent Company Incorporated in a Share Transfer

The directors of the Holding Company will be as follows.

Notice was given in the press release “Notice on Execution of a Memorandum of Understanding Regarding Business Integration of Maeda Corporation, Maeda Road Construction Co., Ltd., and Maeda Seisakusho Co., Ltd. by Establishment of a Joint Holding Company” dated February 24, 2021 to the effect that the Holding Company will have eight directors, of whom four will be outside directors, but in subsequent discussions among the Three Companies, it was decided that, with the goal of further enhancing corporate governance, the Holding Company will have nine directors, of whom five will be outside directors. The Three Companies established a provisional integration committee comprising three representatives of the Three Companies to conduct a detailed examination aimed at a smooth transition to a holding company structure and rapidly achieving the aims of the Business Integration, but in order ensure the transparency and fairness of procedures for the appointment of candidates for the positions of the Holding Company’s four directors (excluding outside directors), nine executive officers, and representative executive officer, etc., the provisional integration committee has tasked the five-member nominating committee (comprising four independent outside directors and one independent outside audit & supervisory board member of the Three Companies) with the selection of such candidates. The nominating committee conducted interviews with 22 people recommended by the Three Companies and then provided a report to the provisional integration committee nominating the chosen candidates. An official integration committee was established comprising four members nominated as directors of the Holding Company upon incorporation (excluding outside directors), and the candidates were appointed by the integration committee approving the content of the report from the nominating committee.

The candidates for the five outside director positions were appointed from outside director candidates recommended by the Three Companies, after discussion by the integration committee.

Name (Date of Birth)	Career Summary and Positions and Responsibilities (Significant Positions Held at Other Companies)		(1) Number of shares of Maeda Corporation held (2) Number of shares of the Company held (3) Number of shares of Maeda Seisakusho held (4) Number of common shares of the Holding Company allotted
Soji Maeda (December 6, 1967)	April 1997	Joined Maeda Corporation	(1) 119,295 shares (2) 0 shares (3) 0 shares (4) 119,295 shares
	April 2000	Deputy General Manager of Kanto Branch (currently Tokyo Building Works Branch) of Maeda Corporation
	June 2002	Director, Managing Officer of Maeda Corporation
	June 2004	Senior Managing Officer of Maeda Corporation
	November 2004	General Manager of Building Division of Maeda Corporation
	January 2007	Project Leader of TPM of Maeda Corporation
	June 2008	In charge of TPM, and in charge of Sales Promotion of Building Division of Maeda Corporation
	April 2009	In charge of Iidabashi Redevelopment PJ at Maeda Corporation
	January 2010	Responsible for Energy at Maeda Corporation
	April 2011	Deputy General Manager of Kansai Branch of Maeda Corporation
	April 2014	Responsible for Sales of Maeda Corporation
	April 2016	President and Representative Director of Maeda Corporation (to the present)

Kazunari Kibe (April 25, 1961)	April 1986	Joined Maeda Corporation	(1) 27,037 shares (2) 0 shares (3) 0 shares (4) 27,037 shares
	January 2007	General Manager of Corporate Planning Dept. of Business Administration Division of Maeda Corporation
	April 2009	Deputy General Manager of Business Administration Division of Maeda Corporation
	January 2010	Executive Officer, Deputy General Manager of Civil Engineering Division, in charge of Corporate Planning of Maeda Corporation
	April 2013	General Manager of Business Strategy Office of Maeda Corporation
	April 2014	Managing Director of Maeda Corporation
	April 2016	General Manager of Business Strategy Division of Maeda Corporation
	June 2016	Director of Maeda Corporation (to the present)
	April 2020	Senior Managing Officer, General Manager of Management Innovation of Maeda Corporation (to the present)
	June 2020	In charge of CSR and Environment at Maeda Corporation
	May 2021	In charge of CSV Strategy and supervising Engineering and Information at Maeda Corporation (to the present)
Hirotaka Nishikawa (November 12, 1953)	June 2008	Director and Managing Executive Officer of Maeda Corporation	(1) 35,000 shares (2) 6,500 shares (3) 0 shares (4) 49,820 shares
	May 2013	Retired as Director of Maeda Corporation
	May 2013	Advisor of Maeda Road
	June 2013	Director, Senior Executive Officer, and General Manager of Marketing & Sales Headquarters of Maeda Road
	April 2018	Director, Senior Executive Officer, Overseeing Internal Control, and General Manager of Marketing & Sales Headquarters of Maeda Road
	April 2019	Director, Senior Executive Officer, and Overseeing Internal Control and Marketing & Sales Headquarters of Maeda Road
	June 2019	Director, Senior Executive Officer, Overseeing Internal Control, and General Manager of Marketing & Sales Headquarters of Maeda Road
	April 2021	Director and Chairman of Maeda Road (to the present)

Masaaki Shioiri (February 5, 1958)	April 1981	Joined Maeda Seisakusho	(1) 0 shares (2) 0 shares (3) 60,300 shares (4) 34,974 shares
	April 2008	Executive Officer, Manager of Machinery Sales Department, Industrial Machinery Division of Maeda Seisakusho
	October 2008	Department Manager of Manufacturing Department and Group Manager of Environmental Construction Machinery Group, Industrial Machinery Division of Maeda Seisakusho
	April 2009	Deputy Division General Manager of Industrial Machinery Division and Department Manager of Manufacturing Department of Maeda Seisakusho
	June 2009	Director of Maeda Seisakusho
	April 2010	Managing Officer of Maeda Seisakusho
	October 2010	Deputy Division General Manager of Industrial Machinery Division, Department Manager of Manufacturing Department, and Department Manager of Planning & Management Department of Maeda Seisakusho
	April 2011	Deputy Division General Manager of Industrial Machinery Division and Department Manager of Industrial Machinery Business Department of Maeda Seisakusho
	April 2012	Division General Manager of Industrial Machinery Division of Maeda Seisakusho
	April 2013	Representative Director and President, Executive Officer and President of Maeda Seisakusho (to the present)

Keiichiro Hashimoto (October 20, 1951)	April 1974	Joined The Mitsubishi Bank, Ltd. (currently, MUFG Bank, Ltd.)	(1) 0 shares (2) 0 shares (3) 0 shares (4) 0 shares
	June 2001	General Manager, International Business Department of The Mitsubishi Bank, Ltd.
	June 2003	Member of the Board, Deputy President Executive Officer, and Chief Financial Officer (CFO) of Mitsubishi Motors Corporation
	June 2005	Senior Managing Director of SEGA SAMMY HOLDINGS INC.
	June 2010	Director, Chairman and President of Metropolitan Expressway Company Limited
	October 2012	Audit & Supervisory Board Member of Bit-isle Inc. (currently, Equinix, Inc.)
	May 2014	Director, Executive Vice President and COO of Shioya Tochi Co., Ltd.
	June 2015	Audit & Supervisory Board Member of Higashi-Nippon Bank, Ltd.
	April 2016	Audit & Supervisory Board Member of Concordia Financial Group, Ltd. (to the present)
	April 2019	Vice Chairman & President of Japan Association of Corporate Executives (Retired in April 2021)
	June 2020	Outside Director of FANCL CORPORATION (to the present)
	June 2020	Audit & Supervisory Board Member of Maeda Road (scheduled to retire as Audit & Supervisory Board Member and be appointed as Director of Maeda Road in June 2021)
	April 2021	Representative Director of T Art Life Village (to the present)
(Significant Positions Held at Other Companies) Audit & Supervisory Board Member of Concordia Financial Group, Ltd. Outside Director of FANCL CORPORATION Representative Director of T Art Life Village

Seiichiro Yonekura (May 7, 1953)	June 1990	PhD, Harvard Graduate School of Arts and Sciences	(1) 0 shares (2) 0 shares (3) 0 shares (4) 0 shares
	April 1995	Professor, Faculty of Commerce and Management of Hitotsubashi University
	April 1997	Professor of Hitotsubashi University Institute of Innovation Research (until March 2017)
	May 2003	Co-President of Group Strategic Planning Office of Sony Corporation (until March 2004)
	April 2008	Director of Hitotsubashi University Institute of Innovation Research (until March 2012)
	March 2012	Centre for Japanese Studies (GIBS), University of Pretoria (until December 2014)
	April 2017	Professor of Hosei University Graduate School of Innovation Management (to the present)
	April 2020	President of Creative Response-Social Innovation School (to the present)
(Significant Positions Held at Other Companies) Professor of Hosei University Graduate School of Innovation Management President of Creative Response-Social Innovation School
Koichi Moriya (August 13, 1957)	April 1981	Joined PIONEER CORPORATION	(1) 0 shares (2) 0 shares (3) 0 shares (4) 0 shares
	June 2013	Executive Officer of PIONEER CORPORATION, and Chairman and President of Pioneer China Holding Co., Ltd.
	June 2015	Senior Executive Officer, in charge of HR, General Affairs and Information System, of PIONEER CORPORATION
	June 2017	Director and Senior Executive Officer (in charge of HR, General Affairs, Information System, Legal Risk Management, Environment, CSR, Corporate Communications & IR and Audit) of PIONEER CORPORATION
	June 2018	Representative Director, President and CEO of PIONEER CORPORATION
	January 2020	Director of PIONEER CORPORATION (to the present)
	June 2020	Director of Maeda Road (to the present)
	June 2020	Outside Director of KOSAIDO Co., Ltd. (scheduled to retire in June 2021)

(Significant Positions Held at Other Companies)

Outside Director of KOSAIDO Co., Ltd. (scheduled to retire in June 2021)

Outside Director and Investment Committee Member of Cool Japan Fund Inc. (scheduled to be appointed in June 2021)

Rie Murayama (May 1, 1960)	November 1988	Joined CS First Boston Inc.	(1) 0 shares (2) 0 shares (3) 0 shares (4) 0 shares
	March 1993	Joined Goldman Sachs Japan Co., Ltd., Tokyo Branch
	November 2001	Managing Director of Goldman Sachs Japan Co., Ltd., Tokyo Branch
	April 2014	Director of National Center for Global Health and Medicine
	June 2016	External Director of RENOVA, Inc.
	April 2017	Chairman & Representative Director of ComTech, Ltd.
	June 2017	External Director of KATITAS Co., Ltd.
	June 2019	Outside Director of Shinsei Bank, Limited (to the present)
	June 2020	Outside Director of Maeda Corporation (to the present)
(Significant Positions Held at Other Companies) Outside Director of Shinsei Bank, Limited
Atsushi Takagi (October 3, 1967)	April 1991	Joined Nomura Research Institute, Ltd.	(1) 0 shares (2) 0 shares (3) 0 shares (4) 0 shares
	September 1997	Joined Morgan Stanley Japan Ltd.
	December 2004	Managing Director of Morgan Stanley Japan Ltd.
	October 2015	Deputy General Manager of Research Division of Morgan Stanley Japan Ltd.
	November 2019	Representative Director of Infrastructure Research & Advisors Co., Ltd. (to the present)
	June 2020	Outside Director of Maeda Corporation (to the present)
(Significant Positions Held at Other Companies) Representative Director of Infrastructure Research & Advisors Co., Ltd.

(Notes)

1.	Mr. Keiichiro Hashimoto, Mr. Seiichiro Yonekura, Mr. Koichi Moriya, Ms. Rie Murayama and Mr. Atsushi Takagi are candidates for outside directors provided in Article 2(3)(vii) of the Order for Enforcement of the Companies Act. The following provides a summary of the reasons and expectations regarding each of the foregoing as candidates for outside directors.
(1)	Based on his abundant experience and broad insight as a corporate manager, Mr. Keiichiro Hashimoto has been oversighting the business execution and providing advice on overall management of the Company Group. The Three Companies anticipate that he will further provide advice on the Holding Company Group’s sustainable growth, enhancement of corporate value and strengthened collaboration based on his broad insight, and thus have nominated him as a candidate for a director.
(2)	Mr. Seiichiro Yonekura has acquired various expertise through innovation research, etc. as a management scholar. The Three Companies anticipate that he will primarily oversee the business execution of the Holding Company based on his broad knowledge and sophisticated insight, and thus have nominated him as a candidate for a director.

(3)	Based on his abundant experience and insight acquired through years of experience as a corporate manager at an electric-appliance manufacturer, Mr. Koichi Moriya has been oversighting the business execution and providing advice on overall management of the Company Group. The Three Companies anticipate that he will primarily oversee the business execution of the Holding Company based on his broad knowledge and sophisticated insight, and thus have nominated him as a candidate for a director.
(4)	Based on her abundant business experience at investment banks and broad insight acquired through experience as an outside director of other companies, Ms. Rie Murayama has been providing advice and making proposals to the board of directors of Maeda Corporation, etc. from such perspectives as an outside director. The Three Companies anticipate that she will oversee the business execution and provide advice on overall management of the Holding Company in the future, and thus have nominated her as a candidate for an outside director.
(5)	Based on his business experience as an analyst at a securities firm, sophisticated knowledge in finance, and broad insights on infrastructure, Mr. Atsushi Takagi has been providing advice and making proposals to the board of directors of Maeda Corporation, etc. of Maeda Corporation from such perspectives as an outside director. The Three Companies anticipate that he will oversee the business execution and provide advice on overall management of the Holding Company in the future, and thus have nominated him as a candidate for an outside director.
2.	There is no special interest between any of the candidates for director and the Three Companies, and no special interest is planned to arise with the Holding Company.
3.	As of the date of this Convocation Notice and the Reference Documents for the General Meeting of Shareholders, and in the past, Mr. Soji Maeda and Mr. Kazunari Kibe serve and have served as an executive officer of Maeda Corporation (which will become a subsidiary of the Holding Company), and their position and responsibilities at Maeda Corporation are as stated above in the Career Summary and Positions and Responsibilities (Significant Positions Held at Other Companies) column.
4.	As of the date of this Convocation Notice and the Reference Documents for the General Meeting of Shareholders, and in the past, Mr. Hirotaka Nishikawa serves and has served as an executive officer of the Company (which will become a subsidiary of the Holding Company), and his position and responsibilities at the Company are as stated above in the Career Summary and Positions and Responsibilities (Significant Positions Held at Other Companies) column.
5.	As of the date of this Convocation Notice and the Reference Documents for the General Meeting of Shareholders, and in the past, Mr. Masaaki Shioiri serves and has served as an executive officer of Maeda Seisakusho (which will become a subsidiary of the Holding Company), and his position and responsibilities at Maeda Seisakusho are as stated above in the Career Summary and Positions and Responsibilities (Significant Positions Held at Other Companies) column.
6.	If Mr. Keiichiro Hashimoto, Mr. Seiichiro Yonekura, Mr. Koichi Moriya, Ms. Rie Murayama and Mr. Atsushi Takagi are appointed as outside directors of the Holding Company, the Holding Company plans to enter into agreements with them pursuant to the provisions of Article 427(1) of the Companies Act limiting their damages liability under Article 423(1) of the Companies Act to the extent permitted by laws and regulations.

7.	The Holding Company will enter into an officer, etc. damage liability insurance contract provided in Article 430-3(1) of the Companies Act with an insurance company, and the Holding Company plans to indemnify its directors from damage that is the responsibility of the insured party such as damages and legal costs if an action for damages is filed by a shareholder, third party or any other party by means of such insurance contract. If the candidates for directors are appointed as the directors of the Holding Company, they will be included in the insured parties under such insurance contract.
8.	The number of shares of Maeda Corporation, the Company, and Maeda Seisakusho held by the candidates are stated based on the holdings as of the date of this Convocation Notice and the Reference Documents for the General Meeting of Shareholders (including the number of shares held through an officer shareholding association), and the number of shares of the Holding Company to be allotted was calculated based on such shareholdings and the Share Transfer Ratio for the Share Transfer. Therefore, there may actually be changes in the number of shares held and the number of new shares delivered by the Holding Company until the day immediately preceding the incorporation of the Holding Company.

6.	Matters Provided in Article 77 of the Order for Enforcement of the Companies Act Regarding the Financial Auditor of the Wholly Owning Parent Company Incorporated in a Share Transfer

The financial auditor of the Holding Company is as follows.

As of March 31, 2021

Name	Ernst & Young ShinNihon LLC
Location of principle office	Tokyo Midtown Hibiya, Hibiya Mitsui Tower 1-1-2 Yurakucho, Chiyoda-ku, Tokyo
No. of employees		Partners	Staff	Total
	Certified public accountants	540	2,461	3,001
	Successful applicants of the CPA examination	0	1,179	1,179
	Other	10	1,459	1,469
	Total	550	5,099	5,649
* Excluding part-time CPAs and staff
History
	October 1985	Established Showa Ota & Co.
	January 1986	Established Century Audit Corporation
	April 2000	Showa Ota & Co. and Century Audit Corporation were merged into Century Ota Showa & Co.
	July 2001	Renamed Shin Nihon & Co.
	July 2008	Renamed Ernst & Young ShinNihon LLC, following the reorganization to a limited liability company
	July 2018	Renamed Japanese trade name
(Note)	The Audit & Supervisory Boards of each of the Three Companies have determined that Ernst & Young ShinNihon LLC is well qualified as the financial auditor of the Holding Company based on results comprehensively taking into account factors such as its long track record as a financial auditor, its suitability as a professional expert (including its independence), and the fact that it has frameworks to ensure financial audits of the Holding Company are conducted appropriately.

Proposal 3: Election of Ten (10) Directors

The terms of office of all Directors will expire at the conclusion of this Annual General Meeting of Shareholders. Accordingly, the election of ten (10) Directors is proposed.

The candidates for Directors are as follows:

No.	Name	Positions and areas of responsibility at the Company
1	Hirotaka Nishikawa	Director and Chairman	Reappointment
2	Yasuhiko Imaizumi	President and Representative Director Executive Officer	Reappointment
3	Hideya Takekawa	Representative Director and Vice President Executive Officer In charge of Safety	Reappointment
4	Masaji Nagumo	Director Managing Executive Officer In charge of Corporate Planning, CSR and Environment, and Information System	Reappointment
5	Toshiaki Tomiyasu	Managing Executive Officer General Manager, Administration Headquarters General Manager, President’s Office	New appointment
6	Akira Watanabe	Director	Reappointment Outside
7	Koichi Moriya	Director	Reappointment Outside Independent
8	Ryusuke Ohori	Director	Reappointment Outside Independent
9	Mitsunori Kawaguchi	Director	Reappointment Outside Independent
10	Keiichiro Hashimoto	Audit & Supervisory Board Member	New appointment Outside Independent

No.	Name (Date of birth)	Career summary, positions and areas of responsibility in the Company and status of important concurrent holding of positions		Number of shares of the Company held
1	Reappointment Hirotaka Nishikawa (November 12, 1953) [Term of office as Director (at the conclusion of this General Meeting)] 8 years [Attendance at the Board of Directors’ meetings] 14 out of 14 meetings (100%)	June 2008	Director Managing Executive Officer of MAEDA CORPORATION	6,500
		May 2013	Retired from MAEDA CORPORATION
		May 2013	Advisor of the Company
		June 2013	Director Senior Executive Officer General Manager, Marketing & Sales Headquarters
		April 2018	Director Senior Executive Officer Overseeing Internal Control General Manager, Marketing & Sales Headquarters
		April 2019	Director Senior Executive Officer Overseeing Internal Control and Marketing & Sales Headquarters
		June 2019	Director Senior Executive Officer Overseeing Internal Control General Manager, Marketing & Sales Headquarters
		April 2021	Director and Chairman (to the present)
Scheduled to assume office as Director of INFRONEER Holdings Inc.

[Reason for nomination as a candidate for Director]

Mr. Hirotaka Nishikawa has been involved in the overall business activities and internal control division of the Company, and has abundant business experience and deep insight in the management of the overall construction industry. He is expected to continuously contribute to the Group’s sustainable growth, the improvement of corporate value, and the enhancement of cooperation with the MAEDA CORPORATION Group, and thus the Company renominated him as a candidate for Director.

2	Reappointment Yasuhiko Imaizumi (October 18, 1957) [Term of office as Director (at the conclusion of this General Meeting)] 1 year [Attendance at the Board of Directors’ meetings] 11 out of 11 meetings (100%)	April 1981	Joined MAEDA CORPORATION	4,200
		April 2010	Executive Officer General Manager, Planning Promotion Department, Building Division
		April 2017	Senior Executive Officer General Manager, Building Division
		June 2017	Director Senior Executive Officer General Manager, Building Division
		May 2020	Director
		May 2020	Advisor of the Company
		June 2020	President and Representative Director Executive Officer (to the present)

[Reason for nomination as a candidate for Director]

Mr. Yasuhiko Imaizumi has long years of experience and insight from business execution at MAEDA CORPORATION. During the previous year, he demonstrated strong leadership to drive the establishment of foundation for the Company’s sustainable growth and the improvement of corporate value. He is a key personnel in the enhancement of cooperation with the MAEDA CORPORATION Group, and thus the Company renominated him as a candidate for Director.

No.	Name (Date of birth)	Career summary, positions and areas of responsibility in the Company and status of important concurrent holding of positions		Number of shares of the Company held
3	Reappointment Hideya Takekawa (January 17, 1954) [Term of office as Director (at the conclusion of this General Meeting)] 10 years [Attendance at the Board of Directors’ meetings] 14 out of 14 meetings (100%)	April 1977	Joined the Company	7,300
		June 2008	General Manager, Shikoku Branch
		April 2010	General Manager, Kansai Branch
		June 2010	Executive Officer General Manager, Kansai Branch
		June 2011	Director Executive Officer General Manager, Kansai Branch
		June 2014	Director Managing Executive Officer General Manager, Kansai Branch
		April 2016	Director Managing Executive Officer General Manager, Construction Headquarters General Manager, Engineering Division, Construction Headquarters
		April 2017	Director Managing Executive Officer General Manager, Construction Headquarters
		June 2017	Director Senior Executive Officer General Manager, Construction Headquarters
		April 2018	Representative Director Senior Executive Officer Overseeing Safety, Environment & Quality General Manager, Construction Headquarters
		April 2021	Representative Director and Vice President Executive Officer In charge of Safety (to the present)

[Reason for nomination as a candidate for Director]

Mr. Hideya Takekawa has abundant business experience and deep insight in our business activities especially in the construction realm. He is expected to continuously contribute to the Group’s sustainable growth, the medium-to-long term improvement of corporate value, and the enhancement of cooperation with the MAEDA CORPORATION Group, and thus the Company renominated him as a candidate for Director.

No.	Name (Date of birth)	Career summary, positions and areas of responsibility in the Company and status of important concurrent holding of positions		Number of shares of the Company held
4	Reappointment Masaji Nagumo (February 6, 1959) [Term of office as Director (at the conclusion of this General Meeting)] 6 years [Attendance at the Board of Directors’ meetings] 14 out of 14 meetings (100%)	April 1983	Joined the Company	7,000
		July 2011	General Manager, Products Division, Products Headquarters
		June 2012	Executive Officer General Manager, Products Headquarters
		June 2015	Director Executive Officer General Manager, Products Headquarters
		April 2016	Director Executive Officer General Manager, Products Headquarters General Manager, Technology Headquarters
		April 2018	Director Executive Officer Overseeing Technical Research Institute General Manager, Products Headquarters
		April 2019	Director Executive Officer Overseeing Technical Research Institute In charge of Technology Headquarters and Equipment Division
		October 2019	Director Executive Officer Overseeing Technical Research Institute In charge of Technology Headquarters and Equipment Division General Manager, Corporate Planning Division
		July 2020	Director Executive Officer Overseeing Technical Research Institute In charge of Technology Headquarters and Equipment Division
		April 2021	Director Managing Executive Officer In charge of Corporate Planning, CSR and Environment, and Information System (to the present)

[Reason for nomination as a candidate for Director]

Mr. Masaji Nagumo has been involved in a wide range of business activities at the Company, and has abundant business experience and advanced expertise. He is expected to continuously contribute to the Group’s sustainable growth, the improvement of corporate value, and the enhancement of cooperation with the MAEDA CORPORATION Group, and thus the Company renominated him as a candidate for Director.

No.	Name (Date of birth)	Career summary, positions and areas of responsibility in the Company and status of important concurrent holding of positions		Number of shares of the Company held
5	New appointment Toshiaki Tomiyasu (February 8, 1968) [Term of office as Director (at the conclusion of this General Meeting)] ― years [Attendance at the Board of Directors’ meetings] ― out of ― meetings (―%)	April 1993	Joined MAEDA CORPORATION	1,000
		July 2017	General Manager, Administration Department, Tokyo Building Works Branch
		April 2019	General Manager, Corporate Audit Department, Head Office
		April 2020	General Manager, Administration Department, Head Office
		July 2020	Executive Officer General Manager, President’s Office of the Company
		April 2021	Managing Executive Officer General Manager, Administration Headquarters General Manager, President’s Office (to the present)

[Reason for nomination as a candidate for Director]

Mr. Toshiaki Tomiyasu has business experience and insight acquired at the administration department of MAEDA CORPORATION. He is expected to lead business reform of the Company, and contribute to the enhancement of cooperation with the MAEDA CORPORATION Group, and thus the Company nominated him as a candidate for Director.

6	Reappointment Outside Akira Watanabe (February 16, 1947) [Term of office as Director (at the conclusion of this General Meeting)] 2 years [Attendance at the Board of Directors’ meetings] 14 out of 14 meetings (100%)	April 1973	Registered as attorney	0
		November 2006	External Statutory Auditor, FAST RETAILING CO., LTD.
		June 2007	Outside Director, MAEDA CORPORATION
		June 2007	Outside Audit and Supervisory Board Member, KADOKAWA GROUP HOLDINGS, INC. (currently, KADOKAWA CORPORATION) (to the present)
		April 2010	Outside Director, MS&AD Insurance Group Holdings, Inc.
		March 2013	Outside Director, DUNLOP SPORTS CO. LTD.
		October 2015	Part-time Director, ASIA PILE HOLDINGS CORPORATION (to the present)
		June 2019	Director of the Company (to the present)
		July 2020	Outside Director, Leopalace21 Corporation (to the present)

[Status of important concurrent holding of positions]

Outside Audit and Supervisory Board Member, KADOKAWA CORPORATION

Part-time Director, ASIA PILE HOLDINGS CORPORATION

Outside Director, Leopalace21 Corporation

*  There are no special interests between the companies where Mr. Akira Watanabe concurrently serves and the Company.

[Reason for nomination as a candidate for Outside Director and outline of expected roles]

Mr. Akira Watanabe has actively participated in the Company’s Board of Directors meetings utilizing his knowledge as attorney and extensive experience serving for many years as outside office of other companies. He is expected to continuously lead the Board of Directors in terms of the Group management and the improvement of corporate value mainly from the perspectives of an attorney and a corporate manager, and thus the Company renominated him as a candidate for Outside Director.

No.	Name (Date of birth)	Career summary, positions and areas of responsibility in the Company and status of important concurrent holding of positions		Number of shares of the Company held
7	Reappointment Outside Independent Koichi Moriya (August 13, 1957) [Term of office as Director (at the conclusion of this General Meeting)] 1 year [Attendance at the Board of Directors’ meetings] 11 out of 11 meetings (100%)	April 1981	Joined PIONEER CORPORATION	0
		June 2013	Executive Officer Chairman and President, Pioneer China Holding Co., Ltd.
		June 2015	Senior Executive Officer In charge of HR, General Affairs and Information System, PIONEER CORPORATION
		June 2017	Director Senior Executive Officer (in charge of HR, General Affairs, Information System, Legal Risk Management, Environment, CSR, Corporate Communications & IR and Audit)
		June 2018	Representative Director President and CEO
		January 2020	Director
		June 2020	Director of the Company (to the present)
		June 2020	Outside Director, Kosaido Co., Ltd. (scheduled to retire in June 2021)

[Status of important concurrent holding of positions]

Outside Director, Kosaido Co., Ltd. (scheduled to retire in June 2021)

Outside Director, Investment Committee member of Cool Japan Fund Inc. (scheduled to assume office in June 2021)

*  There are no special interests between the company where Mr. Koichi Moriya concurrently serves and the Company.

Scheduled to assume office as Outside Director of INFRONEER Holdings Inc.

[Reason for nomination as a candidate for Outside Director and outline of expected roles]

Mr. Koichi Moriya has abundant business experience and insight acquired through years of experience as a corporate manager at an electric-appliance manufacturer. He is expected to continuously supervise the Company’s business execution based on his broad experience and deep insight toward the improvement of corporate value of the Group, and thus the Company renominated him as a candidate for Outside Director.

8	Reappointment Outside Independent Ryusuke Ohori (October 31, 1964) [Term of office as Director (at the conclusion of this General Meeting)] 1 year [Attendance at the Board of Directors’ meetings] 11 out of 11 meetings (100%)	April 1987	Joined Nomura Securities Co., Ltd.	0
		May 1996	Joined JPMorgan Asset Management Division (currently, JPMorgan Asset Management (Japan) Limited)
		January 2001	Investment Research Department, JPMorgan Asset Management (Japan) Limited
		January 2009	General Manager of JPM Management Division and Chief Investment Officer, Japan Equity, JPMorgan Asset Management (Japan) Limited
		June 2015	Operating member, Forum of Investors Japan (to the present)
		October 2017	Executive Director, Institutional Investors Collective Engagement Forum (to the present)
		June 2020	Director of the Company (to the present)

[Status of important concurrent holding of positions]

Executive Director, Institutional Investors Collective Engagement Forum

*  There are no special interests between the organization where Mr. Ryusuke Ohori concurrently serves and the Company.

[Reason for nomination as a candidate for Outside Director and outline of expected roles]

Mr. Ryusuke Ohori has abundant business experience and insight acquired through years of service as an analyst at a leading financial institution and as an investment manager at a foreign-affiliated management company. He is expected to continuously supervise the Company’s business execution by reflecting his view as an investor toward the improvement of corporate value of the Group, and thus the Company renominated him as a candidate for Outside Director.

No.	Name (Date of birth)	Career summary, positions and areas of responsibility in the Company and status of important concurrent holding of positions		Number of shares of the Company held
9	Reappointment Outside Independent Mitsunori Kawaguchi (November 17, 1949) [Term of office as Director (at the conclusion of this General Meeting)] 1 year [Attendance at the Board of Directors’ meetings] 10 out of 11 meetings (90.9%)	April 1972	Joined Kinki Electrical Construction Co., Ltd. (currently, KINDEN CORPORATION)	0
		June 2004	Director Deputy General Manager, Tokyo Business Promotion Division
		June 2007	Director Managing Executive Officer Deputy General Manager, Tokyo Business Promotion Division
		June 2009	Director Senior Managing Executive Officer Deputy General Manager, Tokyo Business Promotion Division
		June 2010	Representative Director Senior Managing Executive Officer Representative, Tokyo Head Office
		June 2011	Representative Director Vice President Representative, Tokyo Head Office
		June 2018	Full-time Advisor
		June 2020	Part-time Advisor (scheduled to retire in June 2021)
		June 2020	Director of the Company (to the present)

[Status of important concurrent holding of positions]

Part-time Advisor of KINDEN CORPORATION (scheduled to retire in June 2021)

*  There are no special interests between the company where Mr. Mitsunori Kawaguchi concurrently serves and the Company.

[Reason for nomination as a candidate for Outside Director and outline of expected roles]

Mr. Mitsunori Kawaguchi has participated in the management of the Group by leveraging his abundant experience and insight acquired through engaging in corporate management at an integrated electrical and facility engineering company. He is expected to continuously supervise the Company’s business execution based on his broad experience and deep insight, and thus the Company renominated him as a candidate for Outside Director.

No.	Name (Date of birth)	Career summary, positions and areas of responsibility in the Company and status of important concurrent holding of positions		Number of shares of the Company held
10	New appointment Outside Independent Keiichiro Hashimoto (October 20, 1951) [Term of office as Audit & Supervisory Board Member (at the conclusion of this General Meeting)] 1 year [Attendance at the Board of Directors’ meetings] 11 out of 11 meetings (100%) *Attendance as Audit & Supervisory Board Member	April 1974	Joined The Mitsubishi Bank, Ltd. (currently, MUFG Bank, Ltd.)	0
		June 2001	General Manager, International Business Department
		June 2003	Member of the Board Deputy President Executive Officer Chief Financial Officer (CFO), MITSUBISHI MOTORS CORPORATION
		June 2005	Senior Managing Director, Sega Sammy Holdings Inc.
		June 2010	Director President Metropolitan Expressway Company Limited
		October 2012	Audit & Supervisory Board Member, Bit-isle Inc. (currently, Equinix, Inc.)
		May 2014	Director Executive Vice President and COO SHIOYA TOCHI CO., LTD.
		June 2015	Audit & Supervisory Board Member, HIGASHI-NIPPON BANK, Ltd.
		April 2016	Audit & Supervisory Board Member, Concordia Financial Group, Ltd. (to the present)
		April 2019	Vice Chairman & President, Japan Association of Corporate Executives (retired in April 2021)
		June 2020	Outside Director, FANCL CORPORATION (to the present)
		June 2020	Audit & Supervisory Board Member of the Company (scheduled to retire in June 2021)
		April 2021	Representative Director, T-Art Life Village (to the present)

[Status of important concurrent holding of positions]

Audit & Supervisory Board Member, Concordia Financial Group, Ltd.

Outside Director, FANCL CORPORATION

Representative Director, T-Art Life Village

*  There are no special interests between the companies where Mr. Keiichiro Hashimoto concurrently serves and the Company.

Scheduled to assume office as Outside Director of INFRONEER Holdings Inc.

[Reason for nomination as a candidate for Outside Director and outline of expected roles]

Mr. Keiichiro Hashimoto has been offering advice on the supervision of business execution and overall management of the Group, based on his abundant experience and broad knowledge as a corporate manager. He is expected to continuously give advice, leveraging such extensive views, for the Group’s sustainable growth, the improvement of corporate value, and the enhancement of cooperation with the MAEDA CORPORATION Group, and thus the Company nominated him as a candidate for Outside Director.

(Notes)

1.	There is no relationship between each candidate for Director and the Company wherein either is a specially interested party.
2.	Messrs. Akira Watanabe, Koichi Moriya, Ryusuke Ohori, Mitsunori Kawaguchi and Keiichiro Hashimoto are candidates for Outside Directors. The Company has designated Messrs. Koichi Moriya, Ryusuke Ohori, Mitsunori Kawaguchi and Keiichiro Hashimoto as independent directors as stipulated by the Tokyo Stock Exchange and notified the Exchange to that effect. If they are elected at this General Meeting, they are planned to continuously serve as independent directors.
3.	Contracts for limitation of liability with Outside Directors:

The Company has entered into agreements with Messrs. Akira Watanabe, Koichi Moriya, Ryusuke Ohori and Mitsunori Kawaguchi in accordance with Article 427, Paragraph 1 of the Companies Act to limit their liability under Article 423, Paragraph 1 of the said Act. The maximum amount of liability pursuant to the agreement is the amount stipulated by laws and regulations. If they are elected as Outside Directors at this General Meeting, the Company plans to continue the agreement. In addition, if Mr. Keiichiro Hashimoto is elected as Outside Director at this General Meeting, the Company will enter into an agreement with him in accordance with Article 427, Paragraph 1 of the Companies Act to limit his liability under Article 423, Paragraph 1 of the said Act as well. The maximum amount of liability pursuant to the agreements is the amount stipulated by laws and regulations.

4.	The number of shares of the Company held by candidates for Director is as of March 31, 2021.
5.	The Company has entered into a directors and officers liability insurance contract with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act, with all Directors and Audit & Supervisory Board Members as the insured. The insurance covers any losses, such as legal damages and attorney fees, to be borne by the insured in the event of claims for damages arising from any acts (including failures to act) of the insured in the course of their duties as Director or Audit & Supervisory Board Member of the Company. The insurance premiums are fully borne by the Company. The above insurance contract does not cover claims for damages caused by intent or gross negligence. The Company plans to renew the insurance contract with the same terms at the next renewal.

Consolidated Financial Statements

(April 1, 2020 - March 31, 2021)

Consolidated Balance Sheet

(As of March 31, 2021)

(Million yen)

Description	Amount	Description	Amount
(Assets)		(Liabilities)
Current assets	101,635	Current liabilities	51,691
Cash and deposits	45,523	Notes payable, accounts payable for construction contracts and other	28,102
Notes receivable, accounts receivable from completed construction contracts and other	46,849	Income taxes payable	4,554
Securities	30	Advances received on construction contracts in progress	4,767
Costs on construction contracts in progress	7,754	Provision for bonuses	3,443
Other	1,564	Provision for bonuses for directors (and other officers)	78
Allowance for doubtful accounts	(86)	Provision for warranties for completed construction	90
Non-current assets	121,295	Provision for loss on construction contracts	192
Property, plant and equipment	91,079	Other	10,462
Buildings and structures	18,177	Non-current liabilities	7,678
Machinery and vehicles	14,569	Retirement benefit liability	4,489
Land	56,203	Provision for loss on Anti-Monopoly Act	64
Construction in progress	306	Deferred tax liabilities	2,874
Other	1,822	Other	251
Intangible assets	907	Total liabilities	59,370
Leasehold interests in land	173	(Net assets)
Telephone subscription right	87	Shareholders’ equity	158,402
Other	646	Share capital	19,350
Investments and other assets	29,307	Capital surplus	23,273
Investment securities	19,399	Retained earnings	125,821
Retirement benefit asset	8,124	Treasury shares	(10,043)
Deferred tax assets	364	Accumulated other comprehensive income	3,776
Other	1,419	Valuation difference on available-for-sale securities	5,470
		Foreign currency translation adjustment	(161)
		Remeasurements of defined benefit plans	(1,532)
		Non-controlling interests	1,381
		Total net assets	163,560
Total assets	222,930	Total liabilities and net assets	222,930

Note: Figures less than one million are rounded down to the nearest million.

Consolidated Statement of Income

(April 1, 2020 - March 31, 2021)

(Million yen)

Description	Amount
Net sales		234,612
Cost of sales		201,319
Gross profit		33,292
Selling, general and administrative expenses		12,554
Operating profit		20,738
Non-operating income
Interest income	3
Dividend income	545
Foreign exchange gains	23
Other	143	715
Non-operating expenses
Commission expenses	242
Other	133	375
Ordinary profit		21,078
Extraordinary income
Gain on sale of non-current assets	200
Gain on sale of investment securities	3,551
Other	66	3,818
Extraordinary losses
Loss on sale and retirement of non-current assets	598
Impairment losses	114
Other	78	791
Profit before income taxes		24,104
Income taxes-current	7,316
Income taxes-deferred	(117)	7,198
Profit		16,906
Profit attributable to non-controlling interests		156
Profit attributable to owners of parent		16,750

Note: Figures less than one million are rounded down to the nearest million.

Consolidated Statement of Changes in Net Assets

(From April 1, 2020 to March 31, 2021)

(Million yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of period	19,350	23,273	170,886	(10,041)	203,469
Changes during period
Dividends of surplus			(61,815)		(61,815)
Profit attributable to owners of parent			16,750		16,750
Purchase of treasury shares				(1)	(1)
Disposal of treasury shares		0		0	0
Net changes in items other than shareholders’ equity					–
Total changes during period	–	0	(45,065)	(1)	(45,066)
Balance at end of period	19,350	23,273	125,821	(10,043)	158,402

(Million yen)

	Accumulated other comprehensive income				Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of period	4,678	(129)	(2,718)	1,830	1,590	206,889
Changes during period
Dividends of surplus				–		(61,815)
Profit attributable to owners of parent				–		16,750
Purchase of treasury shares				–		(1)
Disposal of treasury shares				–		0
Net changes in items other than shareholders’ equity	791	(32)	1,186	1,945	(208)	1,737
Total changes during period	791	(32)	1,186	1,945	(208)	(43,329)
Balance at end of period	5,470	(161)	(1,532)	3,776	1,381	163,560

Note: Figures less than one million are rounded down to the nearest million.

Non-Consolidated Financial Statements

(April 1, 2020 - March 31, 2021)

Non-Consolidated Balance Sheet

(As of March 31, 2021)

(Million yen)

Description	Amount	Description	Amount
(Assets)		(Liabilities)
Current assets	89,089	Current liabilities	47,063
Cash and deposits	38,151	Accounts payable for construction contracts	16,631
Notes receivable - trade	3,262	Accounts payable - trade	7,689
Accounts receivable from completed construction contracts	28,798	Accounts payable - other	9,073
Accounts receivable - trade	10,099	Income taxes payable	3,990
Costs on construction contracts in progress	6,086	Advances received on construction contracts in progress	4,452
Raw materials and supplies	1,347	Provision for bonuses	3,350
Other	1,424	Provision for bonuses for directors (and other officers)	78
Allowance for doubtful accounts	(81)	Provision for warranties for completed construction	90
Non-current assets	121,985	Provision for loss on construction contracts	100
Property, plant and equipment	85,531	Other	1,607
Buildings and structures	17,296	Non-current liabilities	6,804
Machinery and vehicles	14,368	Provision for retirement benefits	4,012
Tools, furniture and fixtures	1,751	Provision for loss on Anti-Monopoly Act	64
Land	51,833	Deferred tax liabilities	2,679
Construction in progress	281	Other	48
Intangible assets	527	Total liabilities	53,868
Leasehold interests in land	157	(Net assets)
Telephone subscription right	80	Shareholders’ equity	151,788
Other	289	Share capital	19,350
Investments and other assets	35,926	Capital surplus	23,006
Investment securities	14,980	Legal capital surplus	23,006
Shares of parent	3,706	Other capital surplus	0
Shares of subsidiaries and associates	5,529	Retained earnings	119,662
Long-term loans receivable	2,733	Legal retained earnings	3,728
Long-term prepaid expenses	61	Other retained earnings	115,933
Leasehold and guarantee deposits	643	Reserve for tax purpose reduction entry of non-current assets	692
Investment property	364	General reserve	59,200
Prepaid pension costs	9,962	Retained earnings brought forward	56,041
Other	118	Treasury shares	(10,230)
Allowance for doubtful accounts	(2,175)	Valuation and translation adjustments	5,416
		Valuation difference on available-for-sale securities	5,416
		Total net assets	157,205
Total assets	211,074	Total liabilities and net assets	211,074

Note: Figures less than one million are rounded down to the nearest million.

Non-Consolidated Statement of Income

(April 1, 2020 - March 31, 2021)

(Million yen)

Description	Amount
Net sales
Net sales of completed construction contracts	152,665
Net sales of finished goods	63,078	215,743
Cost of sales
Cost of sales of completed construction contracts	136,269
Cost of finished goods sold	50,729	186,999
Gross profit
Gross profit on completed construction contracts	16,395
Gross profit - finished goods	12,348	28,743
Selling, general and administrative expenses		11,034
Operating profit		17,708
Non-operating income
Interest income	12
Dividend income	2,569
Other	143	2,725
Non-operating expenses
Commission expenses	242
Other	131	374
Ordinary profit		20,059
Extraordinary income
Gain on sale of non-current assets	158
Gain on sale of investment securities	3,551
Other	44	3,754
Extraordinary losses
Loss on sale and retirement of non-current assets	573
Impairment losses	106
Other	75	755
Profit before income taxes		23,058
Income taxes-current	6,230
Income taxes-deferred	(79)	6,151
Profit		16,907

Note: Figures less than one million are rounded down to the nearest million.

Non-Consolidated Statement of Changes in Net Assets

(From April 1, 2020 to March 31, 2021)

(Million yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Legal capital surplus	Other capital surplus	Total capital surpluses	Legal retained earnings	Other retained earnings
						Reserve for tax purpose reduction entry of non-current assets	General reserve
Balance at beginning of period	19,350	23,006	–	23,006	3,728	704	59,200
Changes during period
Dividends of surplus				–
Reversal of reserve for tax purpose reduction entry of non-current assets				–		(11)
Profit				–
Purchase of treasury shares				–
Disposal of treasury shares			0	0
Net changes in items other than shareholders’ equity				–
Total changes during period	–	–	0	0	–	(11)	–
Balance at end of period	19,350	23,006	0	23,006	3,728	692	59,200

(Million yen)

	Shareholders’ equity
	Retained earnings		Treasury shares	Total shareholders’ equity	Valuation and translation adjustments		Total net assets
	Other retained earnings	Total retained earnings			Valuation difference on available-for-sale securities	Total valuation and translation adjustments
	Retained earnings brought forward
Balance at beginning of period	100,936	164,570	(10,228)	196,698	4,653	4,653	201,352
Changes during period
Dividends of surplus	(61,815)	(61,815)		(61,815)		–	(61,815)
Reversal of reserve for tax purpose reduction entry of non-current assets	11	–		–		–	–
Profit	16,907	16,907		16,907		–	16,907
Purchase of treasury shares		–	(1)	(1)		–	(1)
Disposal of treasury shares		–	0	0		–	0
Net changes in items other than shareholders’ equity		–		–	762	762	762
Total changes during period	(44,895)	(44,907)	(1)	(44,909)	762	762	(44,146)
Balance at end of period	56,041	119,662	(10,230)	151,788	5,416	5,416	157,205

Note: Figures less than one million are rounded down to the nearest million.